Exhibit 2.8

AGREEMENT AND PLAN OF MERGER
by and among
SUNRISE SENIOR LIVING, INC.
SSLI-06 MERGER SUB, INC.,
TRINITY HOSPICE, INC.,
KRG CAPITAL FUND II, L.P.,
KRG CAPITAL FUND II (FF), L.P.,
KRG CAPITAL FUND II (PA), L.P.,
KRG CO-INVESTMENT, L.L.C., and
AMERICAN CAPITAL STRATEGIES, LTD.,
as the Principal Stockholders,
and
KRG CAPITAL MANAGEMENT, L.P.,
as the Principal Stockholders’ Representative
dated as of
August 2, 2006

		Page

12.12.	Specific Performance	76
12.13.	Principal Stockholders’ Representative	76
12.14.	No Third Party Beneficiary	78

EXHIBITS

Exhibit A	Certificate of Incorporation of Surviving Corporation
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Release Agreement
Exhibit D	Form of Nonsolicitation Agreement
Exhibit E-1	Form of Opinion of Counsel of the KRG Stockholders
Exhibit E-2	Form of Opinion of Counsel of the ACS Stockholder
Exhibit E-3	Form of Opinion of Counsel of the Company

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2006 (this “Agreement”), is entered into by and among (a) SUNRISE SENIOR LIVING, INC., a Delaware corporation (“Sunrise”), (b) SSLI-06 MERGER SUB, INC., a Delaware corporation and indirect wholly owned subsidiary of Sunrise (“Merger Sub”), (c) TRINITY HOSPICE, INC., a Delaware corporation (the “Company”), (d) KRG CAPITAL FUND II, L.P., a Delaware limited partnership (“KRG II”), KRG CAPITAL FUND II (FF), L.P., a Delaware limited partnership (“KRG II (FF)”), KRG CAPITAL FUND II (PA), L.P., a Delaware limited partnership (“KRG II (PA)”) and KRG CO-INVESTMENT, L.L.C., a Delaware limited liability company (“KRG Co-Investment” and together with KRG II, KRG II (FF) and KRG II (PA), each individually referred to herein as a “KRG Stockholder”, and collectively as the “KRG Stockholders”), (e) AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation (the “ACS Stockholder”) and (f) KRG CAPITAL MANAGEMENT, L.P., a Delaware limited partnership, as the Principal Stockholders’ Representative (the “Principal Stockholders’ Representative”). The KRG Stockholders and the ACS Stockholder may be referred to herein individually as a “Principal Stockholder”, and collectively, as the “Principal Stockholders”.
WITNESSETH:
          WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Sunrise will acquire the Company through a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), which Merger will result in, among other things, the Company becoming a wholly-owned subsidiary of Sunrise;
          WHEREAS, the board of directors of Sunrise has (i) determined that it is in the best interests of Sunrise and its stockholders for Sunrise to acquire the Company upon the terms and conditions set forth herein; (ii) adopted and approved this Agreement; and (iii) approved the Merger and the other Contemplated Transactions;
          WHEREAS, the board of directors of Merger Sub has adopted and approved this Agreement and has approved the Merger and the other Contemplated Transactions in accordance with the DGCL and upon the terms and conditions set forth herein;
          WHEREAS, the board of directors of the Company has unanimously (i) determined that the Merger and the other Contemplated Transactions are consistent with the long-term strategy of the Company and in the best interests of the stockholders and other security holders of the Company; (ii) adopted and approved this Agreement; (iii) approved the Merger and the other Contemplated Transactions; (iv) directed that this Agreement, the Merger and the other Contemplated Transactions be submitted to the Company’s stockholders entitled to vote on such matters for consideration and approval at a meeting or by written consent in accordance with the DGCL; (v) declared the advisability of the adoption of the Agreement and consummation of the Merger and the other Contemplated Transactions and (vi) recommended the approval of the Agreement, the Merger and the other Contemplated Transactions by the stockholders of the Company entitled to vote on such matters in accordance with the DGCL; and

          WHEREAS, promptly following the execution and delivery of this Agreement, holders of at least a majority of the shares of Class A Common Stock of the Company, the only class of stock of the Company entitled to vote on this Agreement, the Merger and the Contemplated Transactions, are expected to approve this Agreement, the Merger and the other Contemplated Transactions by written consent in accordance with Section 228 of the DGCL.
          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
     Capitalized terms used herein without definition have the respective meanings assigned thereto in Annex I attached hereto and incorporated herein for all purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined). When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference is to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein are deemed in each case to be followed by the words “without limitation”. The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The phrase “made available” when referring to documents or other information “made available” to Sunrise by the Acquired Companies or any Principal Stockholder, shall mean that such documents or other information provided to Sunrise or its counsel, including the documents and information located in the Company’s virtual data room prior to the date of this Agreement and to which virtual data room Sunrise has been granted access.
ARTICLE 2
THE MERGER
     2.01. The Merger.
          Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
     2.02. Closing; Effective Time.
          Subject to the provisions of Article 8, the closing of the Merger (the “Closing”) shall take place at the McLean, Virginia offices of Hogan & Hartson L.L.P., on September 8, 2006; provided that if all of the conditions set forth in Article 8 are not satisfied (or waived in accordance with this Agreement) on or before September 8, 2006, then, subject to Article 11, the Closing will be held two (2) Business Days after the satisfaction (or waiver in accordance with this Agreement) of such conditions (the date on which the Closing will occur pursuant to this

Section 2.02 is referred to herein as the “Closing Date”). As soon as practicable following the Closing, on the Closing Date, Sunrise and the Company shall cause a certificate of merger to be filed with the Secretary of State of the State of Delaware to effectuate the Merger, in such form as required by, and executed and delivered in accordance with, the relevant provisions of the DGCL (the “Certificate of Merger”) (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to in writing by Sunrise and the Company, being the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.
     2.03. Effects of the Merger.
          The Merger shall have the effects set forth in Section 259 of the DGCL.
     2.04. Charter; Bylaws.
          (a) The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          (b) The Company and Merger Sub shall take all necessary actions to cause the by-laws of Merger Sub as in effect immediately prior to the Effective Time to become the by-laws of the Surviving Corporation immediately after the Effective Time until thereafter changed or amended as provided therein or by applicable Law; provided, however, that the name of the Company reflected in the by-laws of the Surviving Corporation shall be changed to Trinity Hospice, Inc.
     2.05. Directors and Officers of the Surviving Corporation.
          The directors of the Company and persons holding comparable positions with the other Acquired Companies immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office until the earlier of his or her resignation or removal or death or until his or her successor is duly elected and qualified, as the case may be, in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and applicable Law. The officers of the Company (other than those who Sunrise determines shall not remain as officers of the Surviving Corporation) immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office with the Surviving Corporation, in each case until the earlier of his or her resignation or removal or death or until his or her successor is duly elected and qualified, as the case may be, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

ARTICLE 3
CONVERSION OF SECURITIES;
CONTINGENT PAYMENTS; WORKING CAPITAL ADJUSTMENT
     3.01. Merger Consideration.
          (a) Merger Consideration. The aggregate cash amount to be paid at Closing by Sunrise to the Stockholders in exchange for and upon conversion of their shares of Company Capital Stock (the “Merger Consideration”) shall be an amount equal to (i) $68,025,000, minus (ii) the Medicare Cap Liability Escrow Amount, minus (iii) the Indemnity Escrow Amount, plus (iv) if the Estimated Working Capital is greater than zero, the difference between the Estimated Working Capital and zero, minus (v) if the Estimated Working Capital is less than zero, the difference between zero and the Estimated Working Capital, minus (vi) the amount necessary to cause all Debt under Existing Loans (that has not been satisfied in full) to be satisfied in full at the Closing, including the principal balance and all accrued and unpaid interest thereon and other fees and costs related thereto, minus (vii) the aggregate amount of all Transaction Expenses (to the extent not paid prior to the Closing Date), minus (viii) the aggregate of all Employee Related Payments, minus (ix) the aggregate of all KRG Payments, minus (x) the Other Tail Insurance Premiums; provided however, that there shall be no duplication in any of the reductions (including if the Medicare Cap Liability constitutes a Debt) to the extent such liability or obligation is reserved in both the Estimated Working Capital and Final Working Capital.
          (b) Escrow Amount. On the Closing Date and in connection with paying the Merger Consideration to the Stockholders in exchange for their shares of Company Capital Stock pursuant to this Section 3.01, Sunrise shall deposit in escrow an amount equal to the sum of (x) the Medicare Cap Liability Escrow Amount plus (y) the Indemnity Escrow Amount (the “Escrow Amount”) with United Bank (the “Escrow Agent”) to be held and disbursed as contemplated in Article 10 and pursuant to the terms and conditions of an Escrow Agreement to be entered into among the parties at Closing in the form attached hereto as Exhibit B (the “Escrow Agreement”). Any amounts that are not to be disbursed to the Sunrise Indemnified Parties pursuant to the terms of the Escrow Agreement and Article 10 hereunder shall be distributed to the Principal Stockholders’ Representative pursuant to the terms and conditions of the Escrow Agreement and Article 10 in exchange for the representations, warranties, covenants and agreements of the Principal Stockholders contained in this Agreement, including the indemnification obligations under Article 10.
          The Escrow Amount shall be held in escrow and, as provided in Article 10, shall be available to pay the Sunrise Indemnified Parties and shall be distributed pursuant to the terms and conditions of the Escrow Agreement and the terms and conditions of this Section 3.01(b) and Article 10 to the Principal Stockholders’ Representative. The Escrow Amount shall be reduced from time to time in accordance with Article 10, and shall be increased from time to time by the amount of any interest, dividends, earnings and other income on such amount.
          (c) Payment of Merger Consideration. On the Closing Date, Sunrise shall:
               (i) Pay to the Paying Agent, for payment to the holders of the Class B-1 Preferred Stock, the Class B-1 Preferred Stock Liquidation Amount.

               (ii) Pay to the Paying Agent, for payment to the holders of the Class I Preferred Stock, the Class I Preferred Stock Liquidation Amount.
               (iii) Pay to the Paying Agent, for payment to the holders of the Class II Preferred Stock, the Class II Preferred Stock Liquidation Amount.
               (iv) Pay to the Paying Agent, for payment to the holders of the Class A-1-A1 Preferred Stock, the Class A-1-A1 Preferred Stock Liquidation Amount.
               (v) Pay to the Paying Agent, for payment to the holders of the Class A-1-A2 Preferred Stock, the Class A-1-A2 Preferred Stock Liquidation Amount.
               (vi) Pay to the Paying Agent, for payment to the holders of the Class A-1-B1 Preferred Stock and Class A-1-B2 Preferred Stock on a pari passu basis, the lesser of (x) the Class A-1-B1 Preferred Stock Liquidation Amount and the Class A-1-B2 Preferred Stock Liquidation Amount or (y) if the remaining Merger Consideration (net of the payments in (i)-(v) above) is insufficient to permit payment of the aggregate of the Class A-1-B1 Preferred Stock Liquidation Amount and the Class A-1-B2 Preferred Stock Liquidation Amount, such remaining Merger Consideration.
               (vii) Pay to the Paying Agent, for payment to the holders of Company Common Stock the remaining Merger Consideration (net of the payments in (i) — (vi) above), if any.
          (d) Effect on Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Sunrise, Merger Sub, the Company or the Stockholders:
               (i) Subject to the provisions of this Article 3 and other applicable provisions of this Agreement, each share of Class B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares) shall cease to be outstanding and automatically shall be converted into the right to receive an amount of cash equal to the Class B-1 Preferred Stock Liquidation Amount allocable to each such share of Class B-1 Preferred Stock pursuant to the Company’s Charter, as amended by the Charter Amendment.
               (ii) Subject to the provisions of this Article 3 and other applicable provisions of this Agreement, each share of Class I Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares) shall cease to be outstanding and automatically shall be converted into the right to receive an amount of cash equal to the Class I Preferred Stock Liquidation Amount allocable to each such share of Class I Preferred Stock pursuant to the Company’s Charter, as amended by the Charter Amendment.
               (iii) Subject to the provisions of this Article 3 and other applicable provisions of this Agreement, each share of Class II Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares) shall cease to be outstanding and automatically shall be converted into the right to receive an amount of cash equal to the Class II Preferred Stock Liquidation Amount allocable to each such share of Class II Preferred Stock pursuant to the Company’s Charter, as amended by the Charter Amendment.

               (iv) Subject to the provisions of this Article 3 and other applicable provisions of this Agreement, each share of Class A-1-A1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares) shall cease to be outstanding and automatically shall be converted into the right to receive an amount of cash equal to the Class A-1-A1 Preferred Stock Liquidation Amount allocable to each such share of Class A-1-A1 Preferred Stock pursuant to the Company’s Charter, as amended by the Charter Amendment.
               (v) Subject to the provisions of this Article 3 and other applicable provisions of this Agreement, each share of Class A-1-A2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares) shall cease to be outstanding and automatically shall be converted into the right to receive an amount of cash equal to the Class A-1-A2 Preferred Stock Liquidation Amount allocable to each such share of Class A-1-A2 Preferred Stock pursuant to the Company’s Charter, as amended by the Charter Amendment.
               (vi) Subject to the provisions of this Article 3 and other applicable provisions of this Agreement, each share of Class A-1-B1 Preferred Stock and Class A-1-B2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares) shall cease to be outstanding and automatically shall be converted into (x) the right to receive an amount of cash equal to the lesser of (A) the Class A-1-B1 Preferred Stock Liquidation Amount or Class A-1-B2 Preferred Stock Liquidation Amount, as applicable, allocable to each such share of Class A-1-B1 Preferred Stock or Class A-1-B2 Preferred Stock, as applicable, on a pro rata and pari passu basis pursuant to the Company’s Charter, as amended by the Charter Amendment and (B) if the remaining Merger Consideration (net of the payments in (i) — (v) above) is insufficient to permit payment of the aggregate of the Class A-1-B1 Preferred Stock Liquidation Amount and the Class A-1-B2 Preferred Stock Liquidation Amount, such remaining Merger Consideration, allocable to each share of Class A-1-B1 Preferred Stock or Class A-1-B2 Preferred Stock, as applicable, on a pro rata and pari passu basis and (y) the contingent right to receive payment, if any, in connection with the Final Working Capital Payment pursuant to and in accordance with Section 3.08(c).
               (vii) Subject to the provisions of this Article 3 and other applicable provisions of this Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares) shall cease to be outstanding and automatically shall be converted into (x) the right to receive an amount of cash, if any, equal to the remaining Merger Consideration (net of the payments in (i)-(vi) above) allocable to each such share of Company Common Stock pursuant to the Company’s Charter, as amended by the Charter Amendment, and (y) the contingent right to receive payment, if any, in connection with the Final Working Capital Payment pursuant to and in accordance with Section 3.08(c). If no Merger Consideration remains (after the payments in (i)-(vi) above), then each share of Common Stock shall be cancelled and shall cease to exist and no other consideration shall be delivered or deliverable upon exchange therefore other than the contingent right to receive payment, if any, in connection with the Final Working Capital Payment pursuant to and in accordance with Section 3.08(c).

Notwithstanding anything in this Agreement to the contrary, at Closing, neither Sunrise nor Merger Sub shall be required to pay any amounts in excess of the Merger Consideration upon the conversion pursuant to the Merger of all shares of Company Capital Stock.
          (e) Other Payments at Closing. On the Closing Date, Sunrise shall:
               (i) on behalf of the Company, pay to such account or accounts as the Company specifies to Sunrise, the aggregate amount of all Debt under Existing Loans in accordance with Section 3.01(a);
               (ii) on behalf of the Company, pay to such account or accounts as the Company specifies to Sunrise, the aggregate amount of all Transaction Expenses (to the extent not paid prior to Closing) in accordance with Section 3.01(a);
               (iii) on behalf of the Company, pay to such account or accounts as the Company specifies to Sunrise, the aggregate amount of all Employee Related Payments in accordance with Section 3.01(a);
               (iv) on behalf of the Company, pay to such account or accounts as the Company specifies to Sunrise, the aggregate amount of all KRG Payments in accordance with Section 3.01(a); and
               (v) on behalf of the Company, pay to such account or accounts as the Company specifies to Sunrise, the aggregate amount of the D&O Tail Premium in accordance with Section 3.01(a).
          (f) Pre-Closing Delivery of Information. No later than three (3) Business Days prior to the scheduled Closing Date, the Company shall deliver to Sunrise: (i) a true and correct schedule detailing the Company’s calculation of the Merger Consideration payments specified in Section 3.01(c) (i)-(vii) (including the aggregate Merger Consideration for each class of Company Capital Stock, name of each holder owning stock within a class, and the Merger Consideration payable to such holder) and (ii) a true and correct schedule detailing the Company’s calculations of the other payments specified in Section 3.01(e)(i)-(v) (the “Merger Consideration and Other Payment Calculation Statement”). Such schedules shall be attached to this Agreement as Schedule 3.01(f).
     3.02. Appraisal Rights.
          Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by any Person (i) who has not voted in favor of the Merger or consented thereto in writing, (ii) who shall have properly demanded in writing appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) and (iii) who has neither effectively withdrawn nor lost the right to such payment shall not be converted into the right to receive Merger Consideration as provided in Section 3.01, but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 3.01. The Company shall serve prompt notice to Sunrise of any written demands received by the Company for appraisal of any shares of Company Capital Stock, and Sunrise shall be notified and kept reasonably informed regarding all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Sunrise, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. If a Person shall demand appraisal of the fair value of shares of Company Capital Stock under Section 262 after the Closing and such shares thereby become Appraisal Shares, Sunrise shall be entitled to withdraw from the Exchange Fund any portion of the Merger Consideration previously deposited therein with respect to such Appraisal Shares.
     3.03. Stock Options.
          (a) As soon as practicable following the date of this Agreement, the board of directors of the Company (or, if appropriate, any committee administering the Trinity Hospice, Inc. 2002 Stock Option Plan (the “Stock Option Plan”)) shall adopt such resolutions or take such other actions as are required to give notice to the optionholders under such Stock Option Plan of a proposed change of control event so that such optionholders must exercise any outstanding Company Stock Options within thirty (30) days or such Company Stock Options terminate.
          (b) Prior to the Effective Time and effective upon the expiration of the 30-day notice period described in Section 3.03(a), the board of directors of the Company shall adopt resolutions to terminate the Stock Option Plan as of the Effective Time and terminating provisions in any other Trinity Plan providing for the issuance, transfer or grant of any capital stock of Sunrise, the Company, the Surviving Corporation or any of their respective subsidiaries or any interest in respect of any capital stock of Sunrise, the Company, the Surviving Corporation or any of their respective subsidiaries (including any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units) as of the Effective Time, and the Company shall ensure as of the Effective Time (i) that no holder of a Company Stock Option or any participant in any Trinity Plan or other Contract shall have any right thereunder to acquire any capital stock of Sunrise, the Company, the Surviving Corporation or any of their respective subsidiaries or any interest in respect of any capital stock of Sunrise, the Company, the Surviving Corporation or any of their respective subsidiaries (including any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units) and (ii) that no holder of a Company Stock Option shall have any right to payment from Sunrise, the Company, the Surviving Corporation or any of their respective subsidiaries in respect of such Company Stock Option. In addition to and not in limitation of the foregoing provisions of this Section 3.03, the board of directors of the Company shall take all action necessary to cause the cancellation of the Company Stock Options at or prior to the Effective Time, including obtaining any consents, waivers or acknowledgments from holders of Company Stock Options or other Equity Interests that are necessary to give effect to the transactions contemplated by this Section 3.03.

     3.04. Capital Stock of Merger Sub.
          Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation. Each stock certificate representing any shares of Merger Sub Common Stock shall continue after the Effective Time to represent ownership of such shares of capital stock of the Surviving Corporation.
     3.05. Surrender and Exchange of Certificates.
          (a) Paying Agent. The parties acknowledge and agree that Corporate Stock Transfer, Inc., located in Denver, Colorado, is hereby designated to act as the paying agent in the Merger (the “Paying Agent”).
          (b) Sunrise to Provide Merger Consideration. On or before the Closing Date, Sunrise shall deposit with the Paying Agent cash equal to the amount of the Merger Consideration as specified in Section 3.01(a) (excluding the proportionate amount of the Merger Consideration attributable to Appraisal Shares) (the “Exchange Fund”). At any time following twelve (12) months after the Effective Time, all cash comprising the Exchange Fund deposited with the Paying Agent pursuant to this Section 3.05(b), which remains undistributed to the holders of the Certificates representing shares of Company Capital Stock, shall be delivered to Sunrise upon demand, and thereafter such holders of unexchanged shares of Company Capital Stock shall be entitled to look only to Sunrise (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration for payment upon due surrender of their Certificates.
          (c) Exchange Procedures. Prior to the Closing, the Company shall cause to be mailed or delivered to each holder of record of a certificate or certificates (the “Certificates”) that will represent as of the Effective Time the outstanding shares of Company Capital Stock to be exchanged pursuant to Section 3.01, a letter of transmittal in a form reasonably acceptable to the Company and Sunrise (the “Transmittal Letter”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent at or after the Effective Time and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the payment of the applicable Merger Consideration therefor as specified in Section 3.01(c). Upon surrender of a Certificate to the Paying Agent, together with a Transmittal Letter, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor payment of the applicable Merger Consideration which such holder has the right to receive pursuant to Section 3.01, after giving effect to any required withholdings, and the Certificate so surrendered shall forthwith be canceled. Promptly after the Closing, the Surviving Corporation shall cause to be mailed or delivered to each holder of record of a Certificate representing outstanding shares of Company Capital Stock as of the Effective Time a Transmittal Letter if reasonably requested by such holder or by the Principal Stockholders’ Representative.

          (d) Payment to Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition to such payment that (i) the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer, and (ii) the Person requesting such exchange will have paid any transfer or other Taxes required by reason of such payment in a name other than the registered holder of the Certificate surrendered or established to the satisfaction of Sunrise, or any agent designated by Sunrise, that such Tax has been paid or is not applicable.
          (e) No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Paying Agent, Sunrise, Merger Sub or the Surviving Corporation (or any Affiliate thereof) shall be liable to a holder of a Certificate for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which the applicable Merger Consideration in respect of the shares represented by such Certificate would otherwise escheat to or become the property of any Governmental Entity), any applicable Merger Consideration or other shares, cash, dividends, distributions or other things of value in respect of the shares represented by such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person, whether previously entitled thereto or not.
          (f) Withholding of Tax. Notwithstanding anything to the contrary in this Agreement, Sunrise or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder such amounts as Sunrise (or any Affiliate thereof) or the Paying Agent shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Laws relating to Taxes. Such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Stockholders in respect of which such deduction and withholding was made by Sunrise or the Paying Agent.
          (g) Paying Agent Costs and Expenses. All costs and expenses of the Paying Agent shall be borne exclusively by and shall be the sole responsibility of the Principal Stockholders.
     3.06. Further Ownership Rights in Company Capital Stock.
          The applicable Merger Consideration as specified in Section 3.01(c) and paid upon the surrender for exchange of Certificates in accordance with the terms of this Article 3 (including the contingent right to receive payment, if any, in connection with the Final Working Capital Payment pursuant to Section 3.08(c), as contemplated in Section 3.01(d)) shall be in full satisfaction of all rights pertaining to such Company Capital Stock (including any rights to receive accumulated but undeclared dividends on such Company Capital Stock, if any). At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Capital Stock outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. From and after the Effective Time, the holders of Certificates representing ownership of shares of

Company Capital Stock outstanding shall cease to have any rights with respect to such shares of Company Capital Stock (including any rights to receive accumulated but undeclared dividends on such Company Common Stock, if any) except as otherwise provided for herein. If, after the Effective Time, Certificates are presented to Sunrise or the Surviving Corporation (or any Affiliate thereof) for any reason, they shall be canceled and exchanged as provided in this Article 3.
     3.07. Lost, Stolen or Destroyed Certificates.
          In the event any Certificates representing Company Capital Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an acceptable affidavit of that fact by the holder thereof and the delivery of such other documents reasonably requested by the Paying Agent, the applicable Merger Consideration; provided, however, that Sunrise may, in its sole discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed certificates (i) to execute and deliver an indemnity agreement with respect to such Certificate in the form reasonably specified by Sunrise, and that is reasonably acceptable to the Company, prior to the Effective Time, and (ii) to post a bond in such reasonable amount and on such customary terms as Sunrise may direct as indemnity against any claim that may be made against Sunrise or the Paying Agent with respect to such Certificate.
     3.08. Working Capital Adjustment.
          (a) Not less than three (3) Business Days prior to the Closing Date, the Principal Stockholders’ Representative will deliver to Sunrise a good faith written estimate of the Working Capital as of the Closing Date (the “Estimated Working Capital”) setting forth in reasonable detail the Principal Stockholders’ Representative’s calculation of Estimated Working Capital and any supporting documentation relevant to such calculation, calculated consistent with GAAP and consistent with past practices, and which written estimate shall be prepared substantially in accordance with the approach used to prepare the illustration of the calculation of Working Capital as of June 30, 2006, attached to Schedule I-13 of the Disclosure Schedule, including a reasonable, good faith estimate of the portion of previously received payments under the Medicare PIP payment program that have been earned through the Closing Date and the treatment of the remaining unearned portion consistent with the treatment of such amounts on Section I-13 of the Disclosure Schedule. The Merger Consideration shall be adjusted pursuant to the definition of Merger Consideration in Section 3.01(a) downward by the amount the Estimated Working Capital is less than zero and upward by the amount the Estimated Working Capital is greater than zero, as applicable.
          (b) Promptly following the Closing Date, but in no event later than thirty (30) days after the Closing Date, Sunrise will prepare and submit to the Principal Stockholders’ Representative a statement (the “Closing Date Statement”) setting forth in reasonable detail, Sunrise’s calculation of the Working Capital as of the Closing Date (the “Proposed Final Working Capital”) and any supporting documentation relevant to such calculation, calculated and prepared in the manner contemplated in Section 3.08(a). If Sunrise does not deliver to the Principal Stockholders’ Representative the Closing Date Statement by the thirtieth (30th) day after the Closing Date, Sunrise will be deemed to have accepted the Estimated Working Capital.

If the Principal Stockholders’ Representative disputes the correctness of the Proposed Final Working Capital, the Principal Stockholders’ Representative will notify Sunrise in writing of its objections no later than fifteen (15) days after receipt of the Closing Date Statement and will set forth, in writing and in reasonable detail, the reasons for the Principal Stockholders’ Representative’s objections. If the Principal Stockholders’ Representative fails to deliver its notice of objections no later than fifteen (15) days after receipt of the Closing Date Statement, the Stockholders will be deemed to have accepted Sunrise’s calculation. If the Principal Stockholders’ Representative delivers a notice of objections no later than such fifteen (15) day period, the Principal Stockholders’ Representative and Sunrise will endeavor in good faith to resolve any disputed matters no later than fifteen (15) days after receipt of the Principal Stockholders’ Representative’s notice of objections. If the Principal Stockholders’ Representative and Sunrise are unable to resolve the disputed matters, the Principal Stockholders’ Representative and Sunrise will appoint the Independent Accountants to resolve the matters in dispute in a manner consistent with this Section 3.08(b), and the determination of such firm in respect of the correctness of each matter remaining in dispute will be final, binding and conclusive on the Stockholders and Sunrise. The determination of the Independent Accountants will be based solely on presentations by the Principal Stockholders and Sunrise and will not be by independent review. The fees and expenses of the Independent Accountants will be paid one-half by the Principal Stockholders and one-half by Sunrise. The Working Capital as of the Closing Date, as finally determined pursuant to this Section 3.08(b) (whether by failure of Sunrise to deliver the Closing Date Statement, whether by failure of the Principal Stockholders’ Representative to deliver notice of objections, by agreement of the Principal Stockholders’ Representative and Sunrise or by determination of the Independent Accountants), is referred to herein as the “Final Working Capital”.
          (c) If the Final Working Capital is less than the Estimated Working Capital, the amount of the difference between the Estimated Working Capital and the Final Working Capital shall be paid by the Principal Stockholders to Sunrise. Any amounts payable by the Principal Stockholders pursuant to this Section 3.08(c) will be made not later than five (5) Business Days after the determination of the Final Working Capital by wire transfer of immediately available funds to an account designated in advance in writing by Sunrise. If the Final Working Capital is greater than the Estimated Working Capital, the amount of the difference between the Final Working Capital and the Estimated Working Capital (the “Final Working Capital Payment”) shall be paid by Sunrise to the Principal Stockholders’ Representative, on behalf of the Stockholders to be distributed by the Principal Stockholders’ Representative as follows: first, to the former holders of Class A-1-B1 Preferred Stock and Class A-1-B2 Preferred Stock, on a pro rata and pari passu basis, until the sum of the Class A-1-B1 Preferred Stock Liquidation Amount and Class A-1-B2 Preferred Stock Liquidation Amount allocable to such holders is paid in full and the remainder (if any) to former holders of Company Common Stock. For the purposes of the previous sentence, only Stockholders holding such shares immediately prior to the Effective Time shall receive any distribution of the Final Working Capital Payment. Any amounts payable by Sunrise pursuant to this Section 3.08(c) will be made not later than five (5) Business Days after the determination of the Final Working Capital by wire transfer of immediately available funds to an account designated in advance in writing by the Principal Stockholders’ Representative.

          (d) After Closing, Sunrise will, and will cause the employees and agents of Sunrise and the Acquired Companies to, provide the Principal Stockholders’ Representative, its accountants and the Independent Accountants access at all reasonable times to the personnel and the books of account and other books, accounts receivable information, customer records, financial records and other business records of the Acquired Companies for the purpose of verifying the accuracy of the Closing Date Statement or in connection with any dispute under this Section 3.08, as reasonably appropriate.
     3.09. Medicare Cap Liability Escrow Amount Determination.
          (a) On August 28, 2006 (or, such other date as is between 10 to 14 days prior to the Closing Date), the Company shall deliver to Sunrise a good faith written estimate of the Medicare Cap Liability Escrow Amount as of the date that is two (2) Business Days prior to the delivery date specified above (the “First Estimated Medicare Cap Liability Escrow Amount”) setting forth in reasonable detail the Company’s calculation of the appropriate reserve for Medicare Cap Liability, as determined in accordance with GAAP and consistent with past practices, as of the above-specified measurement date, and any supporting documentation relevant to such calculation. The Acquired Companies shall promptly provide Sunrise with such information as Sunrise reasonably requests to verify the calculation of the First Estimated Medicare Cap Liability Escrow Amount.
          (b) Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Sunrise a good faith written estimate of the Medicare Cap Liability Escrow Amount as of the Closing Date (the “Medicare Cap Liability Escrow Amount”) setting forth in reasonable detail the Company’s calculation of the appropriate reserve for Medicare Cap Liability, as determined in accordance with GAAP and consistent with past practices, and substantially consistent with the calculation of the First Estimated Medicare Cap Liability Escrow Amount, as of the Closing Date, and any supporting documentation relevant to such calculation. The Acquired Companies shall promptly provide Sunrise with such information as Sunrise reasonably requests to verify the calculation of the Medicare Cap Liability Escrow Amount. The Medicare Cap Liability Escrow Amount shall be deposited into the Escrow Account on the Closing Date pursuant to Section 3.01(b).
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS
     Each of the KRG Stockholders and the Company, jointly and severally, hereby make the following representations and warranties to Sunrise and Merger Sub in this Article 4, other than the representations and warranties in Sections 4.01(b), 4.02(b), 4.03(b), 4.04(b), 4.19(b), 4.26(b), 4.32(b), 4.34(b), 4.35(b) and 4.37(b).
     The ACS Stockholder hereby makes the representations and warranties to Sunrise and Merger Sub in Sections 4.01(b), 4.02(b), 4.03(b), 4.04(b), 4.19(b), 4.26(b), 4.32(b), 4.34(b), 4.35(b) and 4.37(b).

     4.01. Organization and Good Standing.
          (a) Each KRG Stockholder is duly organized, validly existing and in good standing (or equivalent status) under the Laws of the state of its organization, and has all power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. Each KRG Stockholder is duly qualified to do business as a limited partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Affect. Each KRG Stockholder’s certificate of limited partnership or certificate of formation, as applicable, and partnership agreement, are in full force and effect and no other organizational documents are applicable to or binding upon such KRG Stockholder.
          (b) The ACS Stockholder is a Delaware corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. The ACS Stockholder’s corporate governance documents are in full force and effect.
     4.02. Authorization.
          (a) Each of the KRG Stockholders and the Company has all power and authority to execute, deliver and perform such Person’s obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate all of the Contemplated Transactions to which it is a party. The execution, delivery and performance by each of the KRG Stockholders and the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation by each of the KRG Stockholders and the Company of the Contemplated Transactions to which it is a party are within such Person’s powers and, if applicable, have been duly and validly authorized by all necessary action under such Person’s constituent documents and applicable provisions of the Laws of the jurisdiction of its organization. This Agreement has been, and each other Transaction Document to which it is a party will be, duly and validly executed and delivered by each of the KRG Stockholders and the Company, as applicable. This Agreement constitutes, and each other Transaction Document to which it is a party, when executed and delivered by the parties thereto, will constitute, a legal, valid and binding agreement of each of the KRG Stockholders and the Company enforceable against each of them in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.
          (b) The ACS Stockholder has all power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate all of the Contemplated Transactions to which it is a party. The execution, delivery and performance by the ACS Stockholder of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the ACS Stockholder of the Contemplated Transactions to which it is a party are within its powers and have been duly and validly authorized by all necessary action under the ACS Stockholder’s corporate governance documents and applicable provisions of the Laws of the State of Delaware. This Agreement has been, and each other Transaction Document to which it is a party will be, duly and validly executed and delivered by the ACS Stockholder. This Agreement constitutes, and each other Transaction Document to which the ACS Stockholder is a party, when executed and delivered by the parties thereto, will constitute, a legal, valid and binding agreement of the ACS Stockholder enforceable against it in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.
     4.03. Governmental Authorization.
          (a) The execution, delivery and performance by each of the KRG Stockholders and the Company of this Agreement and each other Transaction Document to which it is a party, and the consummation by each of the KRG Stockholders and the Company of the Contemplated Transactions do not and will not require any action by or in respect of, consent or approval of, or filing with, any Governmental Entity by or on behalf of any KRG Stockholder or any Acquired Company, other than (i) as set forth in Section 4.03(a) of the Disclosure Schedule, (ii) approval of the Company’s board of directors of the Merger, as contemplated in Section 4.29, (iii) the Stockholder Approval and (iv) the filing and acceptance for record of the Certificate of Merger in accordance with the DGCL.
          (b) The execution, delivery and performance by the ACS Stockholder of this Agreement and each other Transaction Document to which it is a party, and the consummation by the ACS Stockholder of the Contemplated Transactions do not and will not require any action by or in respect of, consent or approval of, or filing with, any Governmental Entity or by or on behalf of the ACS Stockholder, other than (i) the Stockholder Approval and (ii) the filing and acceptance for record of the Certificate of Merger in accordance with the DGCL.
     4.04. Non-contravention.
          (a) Except as set forth in Section 4.04(a) of the Disclosure Schedule, the execution, delivery and performance by each of the KRG Stockholders and the Company of this Agreement and each other Transaction Document to which it is a party, and the consummation by each of the KRG Stockholders and the Company of the Contemplated Transactions to which it is a party do not and will not (i) contravene or conflict with the constituent documents of any KRG Stockholder or any Acquired Company, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to any KRG Stockholder or any Acquired Company or any of their respective properties or assets, except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect, (iii) constitute a material default under or give rise to a right of termination, cancellation or acceleration of any material right or obligation of any KRG Stockholder or any Acquired Company or to a loss of any material benefit to which any KRG Stockholder or any Acquired Company is entitled under any provision of any Contract or other instrument binding upon any KRG Stockholder or any Acquired Company or any of their respective properties or assets or any license, franchise, Permit or other similar authorization held by any KRG Stockholder or any Acquired Company, or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any property or asset of any KRG Stockholder or any Acquired Company. Except as set forth in Section 4.04(a) of the Disclosure Schedule, no KRG Stockholder or Acquired Company is or will be required to give any notice to or obtain any consent, approval, waiver, ratification or other authorization from any Person in connection with the execution and delivery of this Agreement or each other Transaction Document to which such Person is a party or the consummation or performance of any of the Contemplated Transactions to which such Person is a party.
          (b) Except as set forth in Section 4.04(b) of the Disclosure Schedule, the execution, delivery and performance by the ACS Stockholder of this Agreement and each other Transaction Document to which it is a party, and the consummation by the ACS Stockholder of the Contemplated Transactions to which it is a party do not and will not (i) contravene or conflict with the constituent documents of the ACS Stockholder, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the ACS Stockholder or any of its properties or assets, except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect, (iii) constitute a material default under or give rise to a right of termination, cancellation or acceleration of any material right or obligation of the ACS Stockholder or to a loss of any material benefit to which the ACS Stockholder is entitled under any provision of any Contract or other instrument binding upon the ACS Stockholder or any of its properties or assets or any license, franchise, Permit or other similar authorization held by the ACS Stockholder, or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any property or asset of the ACS Stockholder. Except as set forth in Section 4.04(b) of the Disclosure Schedule, the ACS Stockholder is not and will not be required to give any notice to or obtain any consent, approval, waiver, ratification or other authorization from any Person in connection with the execution and delivery of this Agreement or each other Transaction Document to which such Person is a party or the consummation or performance of any of the Contemplated Transactions to which such Person is a party.
     4.05. Acquired Companies.
          (a) Each Acquired Company is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing (or equivalent status) under the Laws of its jurisdiction of organization, has all corporate, limited liability company or limited partnership power, as the case may be, and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and is duly qualified to do business as a foreign corporation, limited liability company or limited partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Section 4.05(a) of the Disclosure Schedule identifies each Acquired Company, its respective jurisdiction of organization and each jurisdiction in which such Acquired Company is qualified to do business as a foreign corporation, limited liability company or limited partnership. The Acquired Companies have made available to Sunrise true and complete copies of each Acquired Companies’ certificate of incorporation, certificate of formation or certificate of limited partnership, as applicable, and bylaws, partnership agreement or limited liability company agreement, as applicable. Such documents are in full force and effect and no other organizational documents are applicable to or binding upon the Acquired Companies.
          (b) The board of directors of the Company has, prior to the execution and delivery of this Agreement, unanimously (i) determined that the adoption of the Charter

Amendment is in the best interests of the stockholders of the Company; (ii) adopted and approved the Charter Amendment; (iii) directed that the Charter Amendment be submitted to the Stockholders entitled to vote thereon for consideration and approval at a meeting or by written consent in accordance with the DGCL; and (iv) resolved to recommend and recommended the approval of the Charter Amendment by the Stockholders entitled to vote thereon in accordance with the DGCL. Section 4.05(b) of the Disclosure Schedule sets forth the Stockholder vote required for the approval of the Charter Amendment ( the “Stockholder Charter Amendment Approval”). The Stockholder Charter Amendment Approval is the only vote, approval or other corporate action of the holders of any class or series of Company Capital Stock necessary to approve, authorize and adopt the Charter Amendment, except for the consent of the ACS Stockholder as lender under the loan agreement described in Section 4.16 of the Disclosure Schedule (which consent has been obtained). After receipt of the Stockholder Charter Amendment Approval, no vote, approval or other corporate action on the part of any holder of any capital stock or other security of the Company is required to approve or adopt the Charter Amendment. The Stockholder Charter Amendment Approval has been obtained by the written consent of the holders of each class of Company Capital Stock and delivered to Sunrise concurrently with the execution and delivery of this Agreement.
     4.06. Capitalization.
          (a) The authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock (consisting of 1,900,000 shares of Class A Common Stock, of which 1,159,330 shares are issued and outstanding and 100,000 shares of Class B Common Stock of which 44,000 shares are issued and outstanding) and a series of 200,000 shares of Class A-1-A1 Preferred Stock, of which 35,690 shares are issued and outstanding; a series of 100,000 shares of Class A-1-A2 Preferred Stock, of which 6,198 shares are issued and outstanding; a series of 1,000,000 shares of Class A-1-B1 Preferred Stock, of which 864,310 shares are issued and outstanding; a series of 300,000 shares of Class A-1-B2 Preferred Stock, of which 197,132 shares are issued and outstanding; a series of 200,000 shares of Class B-1 Preferred Stock, of which 74,408 shares are issued and outstanding; a series of 1,725,000 shares of Class I Preferred Stock, of which 575,000 are shares issued and outstanding; and a series of 1,000,000 shares of Class II Preferred Stock, all of which are issued and outstanding. Section 4.06(a) of the Disclosure Schedule sets forth the number of authorized and outstanding shares of capital stock or other Equity Interests, and the ownership thereof, of each of the Acquired Companies.
          (b) Section 4.06(b) of the Disclosure Schedule sets forth a correct and complete list of the name of each holder of Company Capital Stock, by class, and the number of shares of each class of Company Capital Stock held by such holder. Except for the Equity Interests set forth in Sections 4.06(a), 4.06(b) and 4.06(c) of the Disclosure Schedule, there are no other outstanding Equity Interests in any Acquired Company.
          (c) Except as set forth in Section 4.06(c) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any Person or Acquired Company is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock, membership interests, units or partnership interests or other equivalent Equity Interests, as applicable, of any Acquired Company. Except as set forth in Section 4.06(c) of the Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock, membership interests or partnership interests or other equivalent Equity Interests, as applicable, of any Acquired Company.
          (d) Except as set forth in Section 4.06(d) of the Disclosure Schedule, no Acquired Company owns, directly or indirectly, any Equity Interest in any Person, and no Acquired Company is obligated to purchase any Equity Interest, or make any investment (in the form of a loan, capital contribution or otherwise), in any Person. Except as set forth in Section 4.06(d) of the Disclosure Schedule and in this Agreement, there are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue, sell or grant any rights to acquire, any Equity Interests in any Acquired Company. Except for this Agreement, there are no outstanding Contracts of any Principal Stockholder or Acquired Company (i) to repurchase, redeem or otherwise acquire, or affecting the voting rights of any Equity Interests of any Acquired Company (including voting agreements, voting trusts and shareholder agreements), (ii) requiring the registration for sale of, any Equity Interests of any Acquired Company, or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Equity Interests of any Acquired Company. Except as set forth in Section 4.06(d) of the Disclosure Schedule, there are no issued and outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders, members or owners of any Acquired Company may vote.
          (e) All of the Equity Interests of any Acquired Company are duly authorized, validly issued and outstanding and are fully paid. There are no preemptive or similar rights (under Contract or otherwise) in respect of any Equity Interests of any Acquired Company. The offer, sale and issuance of the Equity Interests have been made in compliance with all applicable federal securities Laws and state securities or “blue sky” Laws. None of the Equity Interests are required to be registered under the Securities Act. No Principal Stockholder or Acquired Company has ever offered or sold any Equity Interest in any Acquired Company to any Person other than the Principal Stockholder that currently holds the Equity Interests in such Acquired Company as listed in Section 4.06(e) of the Disclosure Schedule.
          (f) To the Knowledge of the Acquired Companies, no Acquired Company has received and shall not receive any funds for investment purposes from any investor that is, or acts on behalf of (i) an “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not such plan is subject to ERISA, (ii) a plan described in Section 4975(e)(1) of the Code or (iii) an entity whose underlying assets include employee benefit plan assets by reason of an employee benefit plan’s investment in the entity.
     4.07. Financial Statements.
          The audited consolidated financial statements of the Acquired Companies for the fiscal year ended December 31, 2004, and the unaudited consolidated financial statements of the Acquired Companies for the fiscal year ended December 31, 2005 and for the six months ended June 30, 2006, each as set forth in Section 4.07 of the Disclosure Schedule (the “Financial

Statements”) fairly present, in conformity with GAAP (except as may be indicated in the notes thereto, or in the case of such unaudited consolidated statements which do not contain footnotes, subject to normal year-end adjustments), the consolidated financial position of the Acquired Companies as of the dates thereof and their consolidated results of operations and cash flows and changes in financial position for the periods then ended. The Financial Statements are consistent in all material respects with the Books and Records of the Acquired Companies. For purposes of this Agreement, the “2005 Trinity Balance Sheet” means the unaudited consolidated balance sheet of the Acquired Companies as of December 31, 2005, the “June 2006 Trinity Balance Sheet” means the unaudited consolidated balance sheet of the Acquired Companies as of June 30, 2006, and the “Trinity Balance Sheet Date” means June 30, 2006.
     4.08. Absence of Certain Changes.
          Except as set forth in Section 4.08 of the Disclosure Schedule, since the Trinity Balance Sheet Date, the Acquired Companies have conducted their business in the Ordinary Course of Business and there has not been:
          (a) any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;
          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Equity Interest of any Acquired Company (other than dividends or distributions in cash in an amount consistent with the requirements of this Agreement), any split, combination or reclassification of any Equity Interest of any Acquired Company, or any repurchase, redemption or other acquisition by any Acquired Company of any outstanding Equity Interests of such Acquired Company;
          (c) any amendment of any term of any outstanding Equity Interest of any Acquired Company;
          (d) any incurrence, assumption or guarantee by any Acquired Company of any Debt;
          (e) any creation or assumption by any Acquired Company of any Lien on any asset, except for Permitted Liens;
          (f) any making of any loan, advance or capital contributions to or investment (other than investments in cash or cash equivalents in the Ordinary Course of Business) in any Person other than (i) loans, advances or capital contributions to or investments in other wholly-owned Acquired Companies made in the Ordinary Course of Business and (ii) routine salary, travel and expense advances to Trinity Employees in the Ordinary Course of Business;
          (g) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of any Acquired Company;
          (h) any (i) transaction or commitment made, or any Contract entered into, by any Acquired Company relating to its assets or business (including the acquisition or disposition of any assets) that involved the acquisition or disposition of assets other than for fair value or that involved an amount in excess of Twenty-Five Thousand Dollars ($25,000), or (ii) relinquishment by any Acquired Company of any material Contract or other right;
          (i) any change in any method of accounting or accounting practice not required by GAAP by any Acquired Company or any Tax election;
          (j) any (i) increase in, acceleration of or provision for compensation, benefits (fringe or otherwise) or other rights to any Trinity Employee except in the Ordinary Course of Business, (ii) grant, agreement to grant, or amendment or modification of any grant or agreement to grant, any severance, termination, retention or similar payment to any Trinity Employee, (iii) loan or advance of money or other property by any Acquired Company to any Trinity Employee, (iv) establishment, adoption, entrance into, amendment or termination of any Trinity Plan, collective bargaining agreement or other labor agreement or (v) grants of any equity or equity-based awards;
          (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any Acquired Company, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or
          (l) any cancellation, revocation, suspension of, or any moratorium or other adverse action against or with respect to, any Operating Licenses, Permits or similar agreements to which any Acquired Company is a party, or any written notification to any Acquired Company that any party to any such arrangements intends to cancel, revoke, suspend, not renew or take any other adverse action against such arrangements.
     4.09. No Undisclosed Liabilities.
          Except as set forth on the June 2006 Trinity Balance Sheet, there are no material Liabilities of any Acquired Company of any kind whatsoever of the type required to be reflected on a balance sheet prepared in accordance with GAAP, other than:
          (a) contingent Liabilities, which, in accordance with GAAP, are not required to be reflected on a balance sheet; and
          (b) Liabilities incurred since the Trinity Balance Sheet Date in the Ordinary Course of Business or in connection with this Agreement or the other Transaction Documents.
     4.10. Litigation.
          Except as set forth in Section 4.10 of the Disclosure Schedule, (a) there is no action, suit, hearing, arbitration, administrative or other proceeding, audit or investigation pending against, or, to the Knowledge of the Acquired Companies, threatened against any Acquired Company, its Business, or any of their respective Programs or assets, and (b) no Acquired Company nor any asset of any Acquired Company is subject to any Order or settlement agreement. Other than as set forth in Section 4.10 of the Disclosure Schedule, since June 20,

2002, no Governmental Entity, nor to the Knowledge of the Acquired Companies, any other Person, has at any time commenced or given notice of intention to commence any investigation relating to the legal right of any Acquired Company to conduct the Business as now or heretofore conducted by such Acquired Company or to consummate any of the Contemplated Transactions.
     4.11. Taxes.
          Except as set forth in the 2005 Trinity Balance Sheet:
          (a) All Taxes owed by the Acquired Companies (whether or not shown on any Tax Return) have been paid or will be timely paid for all periods ending on or prior to the Closing Date. Each of the Acquired Companies has properly and timely filed and will, prior to the Closing, properly and timely file all Tax Returns they were required to file. None of the Acquired Companies is the beneficiary of any extension of time within which to file any Tax Return. Since June 20, 2002, no claim has ever been made by a Governmental Entity in a jurisdiction where the Acquired Companies do not file Tax Returns that the Acquired Companies are or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax.
          (b) Each of the Acquired Companies has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, creditor, stockholder, or other third Person, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
          (c) To the Knowledge of each KRG Stockholder, Acquired Company or any officer or director (or employee responsible for Tax matters) of the Acquired Companies, no Governmental Entity is expected to assess additional Taxes against an Acquired Company for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Acquired Companies either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which KRG Stockholders or the directors and officers (and employees responsible for Tax matters) of the Acquired Companies has Knowledge based upon personal contact with any agent of such Governmental Entity.
          (d) None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (e) The unpaid Taxes of the Acquired Companies (i) did not, as of the Trinity Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the June 2006 Trinity Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns.
          (f) None of the Acquired Companies are a party to any Tax allocation or sharing agreement and no Acquired Company since June 20, 2002 (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar provision of state, local or foreign Law) filing a consolidated federal income Tax Return or (ii) has any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.
          (g) No Acquired Company is a party to any agreement, Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state or local Tax law). No Acquired Company has filed a consent under former Section 341(f) of the Code concerning collapsible corporations. No Acquired Company is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
          (h) Each of the Acquired Companies set forth in Section 4.11(h) of the Disclosure Schedule has, in the case of the Company since its formation and, in the case of each of the other Acquired Companies, since each has been owned by the Company, been treated as disregarded for U.S. federal income tax purposes.
          (i) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Pre-Closing Tax Period or Pre-Closing Partial Tax Period as a result of any:
               (i) change in method of accounting for a Pre-Closing Tax Period;
               (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state or local Tax law) executed on or before the Closing Date;
               (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local Tax law);
               (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or
               (v) prepaid amount received on or prior to the Closing Date.
     4.12. ERISA.
          (a) Section 4.12 of the Disclosure Schedule contains a true and complete list of each Trinity Plan. “Trinity Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, retention, termination, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, and each amendment thereto, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Contemplated Transactions or otherwise), whether formal or informal, oral or written, under which (i) any current or former director, officer, manager, employee, agent, partner or consultant of any Acquired Company (collectively, the “Trinity Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by any Acquired Company or (ii) any Acquired Company has had or has any present or future Liability.
          (b) With respect to each Trinity Plan, the Acquired Companies have made available to Sunrise a current, accurate and complete copy or, with respect to unwritten Trinity Plans, description thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other material written communications by any Acquired Company to the Trinity Employees concerning the extent of the benefits provided under a Trinity Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Trinity Plans at any time within the twelve months immediately following the date hereof; (v) for the fiscal years ended December 31, 2004, 2003 and 2002 (A) the Form 5500 and attached schedules, (B) unaudited financial statements and (C) actuarial valuation reports, if any, and (vi) all correspondence, rulings, or opinions issued by the U. S. Department of Labor or the U.S. Internal Revenue Service. Each of the Trinity Plans can be amended, modified or terminated within a period of thirty (30) days without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits, except to the extent that such vesting is required under the Code upon the complete or partial termination of any Trinity Plan intended to be qualified within the meaning of Code Section 401(a).
          (c) No Trinity Plan is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan as defined in ERISA Section 3(35) and no Acquired Company, nor any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code) has incurred any material Liability pursuant to Title IV of ERISA that remains unsatisfied.
          (d) (i) Each Trinity Plan has been established and administered substantially in accordance with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Trinity Plan which is intended to be “qualified” within the meaning of Code Section 401(a) has been determined by the Internal Revenue Service to be so qualified and, to the Knowledge of the Acquired Companies, nothing has occurred which reasonably could be expected to adversely affect such qualified status, (iii) no event has occurred and no condition exists with respect to any Trinity Plan subject to the requirements of Code Section 401(a) that would subject any Acquired Company, either directly or by reason of their affiliation with any member of their Controlled Group, to any material Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws; and (iv) for each Trinity Plan with respect to which a Form 5500 has been filed, no material adverse change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof.
          (e) No Trinity Plan is or has been a multiemployer plan within the meaning of ERISA Section 3(37) (a “Multiemployer Plan”). No Acquired Company nor any member of their Controlled Group has completely or partially withdrawn from any Multiemployer Plan. No termination Liability to the Pension Benefit Guaranty Corporation or withdrawal Liability to any

Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by any Acquired Company nor any member of their Controlled Group.
          (f) Except as set forth in Section 4.12(f) of the Disclosure Schedule, no Trinity Plan is an ESOP (within the meaning of Section 4975(e)(7) of the Code) or otherwise invests in employer securities (as such term is defined in Section 409(l) of the Code) or is a Voluntary Employees’ Beneficiary Association within the meaning of Section 501(c)(9) of the Code.
          (g) No Acquired Company, nor, to the Knowledge of the Acquired Companies, any other “disqualified person” or “party in interest”, as defined in Code Section 4975 and ERISA Section 3(14), respectively, has engaged in any “prohibited transaction”, as defined in Code Section 4975 or ERISA Section 406, with respect to any Trinity Plan, nor, to the Knowledge of the Acquired Companies, have there been any fiduciary violations under ERISA which could subject any Acquired Company (or any officer, director or employee thereof) to any material penalty or tax under ERISA Section 502(i) or Code Sections 4971 and 4975.
          (h) With respect to any Trinity Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Acquired Companies, threatened, (ii) to the Knowledge of the Acquired Companies, no facts or circumstances exist that would be reasonably likely to give rise to any such actions, suits or claims, in either case where such actions, suits or claims would reasonably be expected to result in an unfunded Liability to any Acquired Company and (iii) no filing, application or other matter is pending with the U.S. Internal Revenue Service, the U.S. Department of Labor or any other Governmental Entity.
          (i) Except as set forth in Section 4.12(i) of the Disclosure Schedule, no Trinity Plan exists that, as a result of the execution or performance of this Agreement (whether alone or in connection with any subsequent event(s)), would be reasonably likely to result in (i) the payment to any Trinity Employee of any money or other property, (ii) the provision of any benefits or other rights to any Trinity Employee or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Trinity Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code. No amount so disclosed is an “excess parachute payment” within the meaning of Code Section 280G.
          (j) No Acquired Company has any Liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of any Acquired Company, except for coverage required under Section 4980B of the Code.
          (k) There has been no amendment to, written interpretation or announcement (whether or not written) by any Acquired Company or any of their respective Affiliates relating to, or change in employee participation or coverage under, a Trinity Plan which would increase the expense of maintaining such Trinity Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2005.

     4.13. Labor Matters.
          (a) Except as set forth in Section 4.13(a) of the Disclosure Schedule, there are no (i) labor strikes, disputes, slowdowns, representation or certification campaigns, work stoppages or other concerted activities with respect to employees of any Acquired Company pending or, to the Knowledge of the Acquired Companies, threatened against or affecting any Acquired Company, any of which could materially adversely affect the operations of the Business (ii) grievance or arbitration proceedings, decisions, union and labor side letters, union and labor letter agreements, letters of understanding or settlement agreements, or (iii) activities and proceedings of any labor union or employee association to organize any such employees.
          (b) Except to the extent set forth in Section 4.13(b) of the Disclosure Schedule, there are no pending administrative matters with any Governmental Entity regarding (i) violations or alleged violations of any federal, provincial, state or local wage and hour Law or any federal, provincial, state or local Law with respect to discrimination on the basis of race, color, creed, national origin, religion or any other basis under such federal, provincial, state or local Law, (ii) any claimed violation of Title VII of the 1964 Civil Rights Act, as amended, (iii) any allegation or claim arising out of Executive Order 11246 or any other applicable order relating to governmental contractors or state contractors or (iv) any violation or alleged violation of the Age Discrimination and Employment Act, as amended, or any other federal, provincial, state or local statute or ordinance, or any other applicable Laws with respect to wages, hours, employment practices and terms and conditions of employment, any of which would constitute a Material Adverse Effect.
          (c) No Acquired Company is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.
     4.14. Compliance with Laws.
          The operation of the Business has been and continues to be in compliance with all Laws applicable to such operations, except as set forth in Section 4.14 of the Disclosure Schedule, and except for such noncompliance as would not individually, or in the aggregate, have a Material Adverse Effect. Except to the extent set forth in Section 4.14 of the Disclosure Schedule, each KRG Stockholder and each Acquired Company has complied with all Laws affecting the conduct of the Business or any Program, except for such noncompliance as would not individually, or in the aggregate, have a Material Adverse Effect. Except to the extent set forth in Section 4.14 of the Disclosure Schedule, to the Knowledge of the Acquired Companies, (a) no Acquired Company is under investigation with respect to any violation of any Laws applicable to the Acquired Companies, and (b) no Acquired Company has been threatened to be charged with or received notice of any violation of any Laws applicable to any Acquired Company, except for such investigations or violations that would not, individually or in the aggregate, have a Material Adverse Effect. It is the intent of the parties that this representation and warranty will not apply to matters related to Taxes, employee benefit matters and environmental matters which are the subjects of Sections 4.11, 4.12 and 4.18, respectively.

     4.15. Licenses and Permits.
          Section 4.15 of the Disclosure Schedule contains a true and complete list of all Operating Licenses and all other material Permits held by the Acquired Companies. The Acquired Companies have made available to Sunrise true and complete copies of each of the Operating Licenses and material Permits listed in Section 4.15 of the Disclosure Schedule. Each Acquired Company owns, holds or possesses all Operating Licenses and other material Permits (and has held since June 20, 2002 all Operating Licenses and other material Permits) that are required by any Governmental Entity or Law to permit it to conduct the Business of such Acquired Company and to develop, operate and manage the Programs. The Acquired Companies holding Operating Licenses or other material Permits to conduct the Business, are in material compliance with all such Operating Licenses and other material Permits. All such Operating Licenses and other material Permits are valid and in full force and effect. No Acquired Company is in default or violation of any Operating License or other material Permit. To the Knowledge of the Acquired Companies, no condition exists that with notice or lapse of time or both would constitute a default or violation under, any Operating License or other material Permit held by the Acquired Companies. To the Knowledge of the Acquired Companies, there is no pending or threatened action, investigation or proceeding with respect to revocation, cancellation, suspension or nonrenewal of any such Operating License or other material Permit of any Acquired Company. None of the KRG Stockholders or the Acquired Companies has received notice from any Governmental Entity (a) asserting the violation of the terms of any such Operating License or other material Permit, (b) threatening to revoke, cancel, suspend or not renew the terms of any such Operating License or other material Permit or (c) seeking to impose fines, penalties or other sanctions for violation of the terms of any such Operating License or other material Permit, except as set forth in Section 4.14 of the Disclosure Schedule.
     4.16. Contracts.
          (a) Section 4.16(a) of the Disclosure Schedule lists the following Contracts to which any Acquired Company is a party:
               (i) Contracts that (A) involved aggregate expenditures or receipts in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate in fiscal year 2005 or (B) are expected to involve aggregate expenditures or receipts in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate in fiscal year 2006;
               (ii) joint venture, partnership and like Contracts or other Contracts involving the sharing of profits or losses;
               (iii) Contracts containing covenants purporting to limit (or that would limit after the Closing Date) the freedom of any Acquired Company or any Affiliate of any Acquired Company to compete in any line of business or with any Person in any geographic area;

               (iv) Contracts which contain minimum purchase commitments of greater than Twenty-Five Thousand Dollars ($25,000) in the aggregate in any twelve (12) month period;
               (v) Contracts relating to any outstanding non-cancelable commitment for capital expenditures of any Acquired Company in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate in any twelve (12) month period;
               (vi) indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of any Acquired Company with commitments for the borrowing or the lending of amounts, by any Acquired Company;
               (vii) any Contract, note or bond under which any Acquired Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;
               (viii) any Contract creating or granting any Lien upon any of the properties or assets of any Acquired Company;
               (ix) any currently effective Contract, or any Contract that has expired or been terminated since June 20, 2002, which has surviving provisions, providing for indemnification of any Person with respect to Liabilities relating to any current or former business of any Acquired Company or any predecessor Person;
               (x) any lease, sublease or similar Contract with any Person under which any Acquired Company is a lessor or sublessor of, or makes available for use to any person, (A) any Leased Real Property or (B) any portion of any premises otherwise occupied by any Acquired Company;
               (xi) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
               (xii) any Contract (other than any Permit) with any Governmental Entity or with any labor union, including Contracts with any Governmental Entity regarding participation in a Government Program;
               (xiii) any Contract containing a most favored customer clause or similar provision;
               (xiv) all outstanding powers of attorney empowering any Person to act on behalf of any Acquired Company;
               (xv) each health insurance benefit agreement with the U.S. Department of Health and Human Services;
               (xvi) each Medicare or Medicaid provider agreement;

               (xvii) each managed care or other third party payor Contract (e.g., private insurance carriers or health maintenance organizations);
               (xviii) each Contract or grant from any other governmental payment program (e.g., assistance for the elderly or treatment of persons with AIDS);
               (xix) each Contract with any hospital, physician, nursing facility, home health entity, laboratory, physical therapy/rehabilitative services provider, hospice, durable medical equipment provider or pharmacy or any other Person involving patient care, including physical therapy and home care;
               (xx) each Contract with any referral source;
               (xxi) each Customer Contract: and
               (xxii) any other Contract that is material to any Acquired Company.
          (b) Complete and correct copies of all Contracts and amendments thereto referred to in this Section 4.16 have been made available to Sunrise by the Acquired Companies. All Contracts referred to in this Section 4.16 are valid, binding and in full force and effect upon the Acquired Companies, and, to the Knowledge of the Acquired Companies, are valid, binding and in full force and effect upon the other party or parties to all such Contracts referred to in Section 4.16, and are enforceable by the Acquired Companies in accordance with their terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditor’s rights generally, and for limitations imposed by general principals of equity, and, except for amendments identified in Section 4.16(a) of the Disclosure Schedule, have not been modified, amended, nor any provision thereof waived and constitute the entire agreement between the parties thereto. Except as set forth in Section 4.16(b) of the Disclosure Schedule, no Acquired Company nor, to the Knowledge of the Acquired Companies, any other party thereto, is or is alleged to be in material violation of or in material default in respect of, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a material violation of, material default under or give rise to a right of termination, cancellation or acceleration of any material right or obligation under any such Contract. Except as set forth in Section 4.16(b) of the Disclosure Schedule, none of the counterparties to any such Contracts has given written notice of termination of or is seeking to amend, any such Contract, nor to the Knowledge of the Acquired Companies, has any such counterparty given oral notice thereof.
          (c) No Acquired Company is a party to or, to the Knowledge of the Acquired Companies, is bound by any Contract with Trinity Hospice Foundation.
     4.17. Intellectual Property.
          (a) The Acquired Companies have identified in Section 4.17(a) of the Disclosure Schedule: (i) all common law trademarks and service marks that are owned or exclusively licensed by the Acquired Companies in connection with the Business; (ii) all registered trademarks and service marks and registered trade names, as well as all trademarks, service marks or trade names for which applications for registration have been filed, in each case, that are owned or exclusively licensed by the Acquired Companies; (iii) all registered copyrights and applications for copyright registrations that are owned by the Acquired Companies; (iv) all issued patents, patent applications and invention disclosures that are owned or exclusively licensed by the Acquired Companies; (v) all domain names that are owned or exclusively licensed by the Acquired Companies; (vi) all software owned or used by the Acquired Companies in the conduct of the Business as presently conducted by the Acquired Companies (other than, with respect to such software and such software licenses, off-the-shelf commercial or shrinkwrap software for which the license fee is less than Five Thousand Dollars ($5,000)); and (vii) all software licenses granted to the Acquired Companies that relate to software used in the conduct of the Business as presently conducted by the Acquired Companies (other than, with respect to such software and such software licenses, off-the-shelf commercial or shrinkwrap software for which the license fee is less than Five Thousand Dollars ($5,000)). Except as identified in Section 4.17(a) of the Disclosure Schedule, to the Knowledge of the Acquired Companies, no software internally developed or used by an Acquired Company contains any open source or copyleft software.
          (b) Except as set forth in Section 4.17(b) of the Disclosure Schedule, (i) the Acquired Companies own or possess licenses or other rights to use all Intellectual Property Rights to the extent used by them in the conduct of the Business now operated by them, (ii) the Intellectual Property Rights owned by the Acquired Companies are free from Liens other than Permitted Liens and non-exclusive licenses granted to end user customers in the Ordinary Course of Business, (iii) no Acquired Company has granted to any third party any rights in any Intellectual Property Rights owned by the Acquired Companies, other than non-exclusive licenses granted to end user customers in the Ordinary Course of Business, (iv) the conduct of the Businesses of the Acquired Companies as presently conducted does not conflict with, infringe upon or misappropriate any Intellectual Property Rights of others and the Acquired Companies have not received any notice since June 20, 2002 alleging any such conflict, infringement or misappropriation, (v) to the Knowledge of the Acquired Companies, there is no legal action or proceeding pending against the Acquired Companies which challenges the legality, validity, enforceability, use or ownership of any Intellectual Property Rights owned or exclusively licensed by the Acquired Companies, and (vi) to the Knowledge of the Acquired Companies, the Intellectual Property Rights owned or exclusively licensed by the Acquired Companies are not being infringed upon or misappropriated by any third party. Each Acquired Company has taken all commercially reasonable action to maintain and protect its interest in the Intellectual Property Rights owned by such Acquired Company.
          (c) All software used by the Acquired Companies has been (i) licensed to the Acquired Companies, as applicable, (ii) developed by employees of the Acquired Companies within the scope of their employment, or (iii) developed by a third party and assigned to the Acquired Companies so that, in the case of clause (iii), the Acquired Companies are now the exclusive owner of such software. The Acquired Companies have not disclosed to any third party material confidential information of the Acquired Companies except pursuant to a Contract that governs the use or disclosure of confidential information of the Acquired Companies. Without limiting the foregoing, the Acquired Companies have, and enforce, a policy requiring each employee to execute an acknowledgement that such employee has received the content of the Company’s employee handbook/employee reference manual (the “Employee Handbook”). The Employee Handbook contains the proprietary information and confidentiality policy of the

Acquired Companies set forth in Section 4.17(c) of the Disclosure Schedule, and all current employees of the Acquired Companies have executed such an acknowledgement.
          (d) The consummation of the Contemplated Transactions will not result in the loss or impairment of any Intellectual Property Rights used by the Acquired Companies in the conduct of the Business now operated by the Acquired Companies, and each of such Intellectual Property Rights will be owned or available for use by the Acquired Companies on identical terms and conditions immediately subsequent to the Closing.
     4.18. Environmental Matters.
          (a) (i) No unresolved notice, notification, demand, Lien, request for information, citation, summons, complaint or Order has been received by any Acquired Company, and no penalty has been assessed and no action, claim, suit, proceeding, investigation or review is pending or, to the Knowledge of the Acquired Companies, threatened by any Governmental Entity or other Person against or directed at (as the case may be) any Acquired Company, and relating to or arising under any Environmental Law;
               (ii) There are no Liabilities of any Acquired Company under any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there are no facts, circumstances or conditions, existing, initiated or occurring prior to the Closing Date which have resulted or may result in any such Liability, which, in either case, may have a Material Adverse Effect;
               (iii) The Acquired Companies are and have been in compliance in all material respects with all Environmental Laws and have obtained and are in compliance in all material respects with all applicable Environmental Permits and have timely filed all applications and renewals for all applicable Environmental Permits, and such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the Contemplated Transactions, and none require consent, notification, or other action to remain in full force and effect following consummation of the Contemplated Transactions, and all Environmental Permits held by the Acquired Companies are listed in Section 4.18(a)(iii) of the Disclosure Schedule;
               (iv) No Acquired Company has arranged, by Contract or otherwise, for the treatment, storage or disposal of Hazardous Substances at any location such that it is or will be liable for the Remediation of such location;
               (v) No Hazardous Substance has been Released at any property currently owned, operated, leased, developed or managed by any Acquired Company such that any Acquired Company is liable for Remediation of such Release;
               (vi) No Hazardous Substance has been Released at any property formerly owned, operated, leased, developed or managed by any Acquired Company during, or to the Knowledge of the KRG Stockholders, prior to, the Acquired Company’s ownership, operation, tenancy, development or management with respect to such property, such that any Acquired Company is liable for Remediation of such Release; and

               (vii) To the Knowledge of the Acquired Companies, except as set forth in Section 4.18(a)(vii) of the Disclosure Schedule, there are no underground storage tanks used currently or in the past for the management of Hazardous Substances and no polychlorinated biphenyls, asbestos, toxic mold, waste disposal areas, or wetlands at any property currently owned, operated, leased, developed or managed by any Acquired Company.
          (b) Prior to the date hereof, the Acquired Companies have made available to Sunrise or the Sunrise Representatives complete copies of all environmental assessments, reports and audits (and other documents that Sunrise or the Sunrise Representatives have requested for review) in its possession or under its control and that relate to compliance with or Liability under Environmental Laws by any Acquired Company, or the environmental condition of any real property that any Acquired Company has owned, operated, leased, developed or managed.
     4.19. Agreements with Affiliates.
          (a) Section 4.19(a) of the Disclosure Schedule sets forth a true and correct list of (i) each Contract between any KRG Stockholder or any of its respective Affiliates, on the one hand, and any Acquired Company, on the other hand, (ii) each Contract between any portfolio company of any such KRG Stockholder or any of such KRG Stockholder’s affiliated investment funds, on the one hand, and any Acquired Company, on the other hand, (iii) each Contract between any officer, director, partner, employee, or other Affiliate of any Acquired Company, on the one hand, and any Acquired Company, on the other hand and (iv) any amendments, waivers or relinquishments of any rights relating to any such Contract referred to in clause (i), (ii) or (iii) immediately above that will remain outstanding after the Closing. All such Contract amendments, waivers or relinquishments were entered into by an Acquired Company, as applicable, on arm’s length terms and in the Ordinary Course of Business.
          (b) Section 4.19(b) of the Disclosure Schedule sets forth a true and correct list of (i) each Contract between the ACS Stockholder or any of its Affiliates, on the one hand, and any Acquired Company, on the other hand, (ii) each Contract between any portfolio company of the ACS Stockholder or any of the ACS Stockholder’s affiliated investment funds, on the one hand, and any Acquired Company, on the other hand, (iii) to the Knowledge of the ACS Stockholder, each Contract between any officer, director, partner, employee, or other Affiliate of any Acquired Company, on the one hand, and any Acquired Company, on the other hand and (iv) any amendments, waivers or relinquishments of any rights relating to any such Contract referred to in clause (i), (ii) or (iii) immediately above that will remain outstanding after the Closing. All such Contract amendments, waivers or relinquishments were entered into by an Acquired Company, as applicable, on arm’s length terms and in the Ordinary Course of Business.
     4.20. Insurance.
          Section 4.20 of the Disclosure Schedule sets forth a list of all insurance policies maintained in connection with the Business and assets of the Acquired Companies. The insurance policies to which this Section 4.20 refers are in full force and effect, and all premiums due thereon (subject to any grace period specified in the policy) have been paid as of the date of this Agreement, and all premiums due thereon (subject to any grace period specified in the policy) through the Closing Date will have been paid. Each insurance policy listed on Section 4.20 of the Disclosure Schedule that was renewed on or after May 31, 2006 was renewed on substantially the same terms as the corresponding expiring policy. The Acquired Companies have maintained insurance for the business and operations of the Acquired Companies in amounts and on such terms as are reasonable and customary for businesses of the type conducted by the Acquired Companies and covering risks which are normally insured by companies carrying on businesses of the type conducted by the Acquired Companies. Section 4.20 of the Disclosure Schedule also contains a list of all pending claims as of the date of this Agreement which are covered by the insurance policies maintained by the Acquired Companies and any instances within the previous four (4) years of a denial of coverage of any Acquired Company by any insurer, and, to the Knowledge of the Acquired Companies, the estimated amounts of such claims as listed on Section 4.20 of the Disclosure Schedule have been reasonably determined. No insurer under any such policy has cancelled or generally disclaimed Liability under any such policy or indicated any intent to do so or to materially increase the premiums payable under or not renew any such policy. No Acquired Company is in breach or default, and no Acquired Company has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute a breach or default, or permit termination or modification, of any of such insurance policies.
     4.21. Real Property.
          (a) Section 4.21(a) of the Disclosure Schedule sets forth a list of each lease, sublease or similar Contract and all amendments thereto (the “Leases”) under which any Acquired Company is lessee or sublessee of, or holds or operates, any real property owned by any third Person (the “Leased Real Property”). To the Knowledge of the Acquired Companies, neither the whole nor any part of any of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Entity and no such condemnation or other taking is, to the Knowledge of the Acquired Companies, threatened.
          (b) Complete and correct copies of all Leases have been made available to Sunrise by the Acquired Companies. All Leases are valid, binding and in full force and effect with respect to the Acquired Companies, and to the Knowledge of the Acquired Companies, are valid, binding and in full force and effect with respect to the landlord under such Lease and are enforceable by the Acquired Companies in accordance with their terms and, except for amendments identified in Section 4.21(a) of the Disclosure Schedule, have not been modified, amended, nor any provision thereof waived and constitute the entire agreement between the lessor and lessee with respect to the premises so demised. No Acquired Company nor, to the Knowledge of the Acquired Companies, any other party thereto, is or is alleged to be in material violation of or in material default in respect of, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a material violation of or material default under, any Lease by an Acquired Company. None of the counterparties to any Lease has given notice of termination of, or is seeking to amend, any Lease. All premises leased under the Leases are in good working condition and repair, ordinary wear and tear excepted, and are suitable for the conduct of the Business.
          (c) The Acquired Companies do not own any real property or hold any options to acquire real property.

     4.22. Title to Property.
          Except as set forth in Section 4.22 of the Disclosure Schedule, the Acquired Companies have good, valid and marketable title to each item of owned personal property and a valid leasehold interest in each item of Leased Real Property and leased personal property, in each case, free and clear of all Liens other than Permitted Liens.
     4.23. Condition of Assets.
          Section 4.23 of the Disclosure Schedule sets forth a complete and accurate list of all assets and properties owned or leased by the Acquired Companies which would be required to be included in “property and equipment” or any similar category of a balance sheet prepared in accordance with GAAP. All of the assets and properties owned or leased by the Acquired Companies that are material to the conduct of their Business are in good working condition and repair, ordinary wear and tear excepted, and are usable in the regular and ordinary course of the Business. No Person (other than Persons who lease personal property to the Acquired Companies) other than the Acquired Companies owns any equipment or other tangible assets or properties that are situated on the premises of the Acquired Companies or that are necessary or material to the operation of the Business. The Acquired Companies own all assets and property necessary to the conduct of the Business by Sunrise in the manner currently conducted by the Acquired Companies.
     4.24. Customers and Suppliers.
          (a) Except as set forth in Section 4.24(a) of the Disclosure Schedule, (i) no Acquired Company has received notice from any customer, or group of customers that are under common ownership or control, that such customer (or such group of customers) has stopped or intends to stop purchasing, or has reduced or will reduce purchases of, or has sought or is seeking to reduce the price it will pay for, any Acquired Company’s products or services, and (ii) no Acquired Company has received notice from any supplier, or group of suppliers that are under common ownership or control, that such supplier (or such group of suppliers) has stopped or intends to stop providing goods or services to any Acquired Company, or has reduced or will reduce the supply of, or has sought or is seeking to increase the price it charges for, goods or services supplied to any Acquired Company, which in the case of clause (i) would have a Material Adverse Effect.
          (b) No Acquired Company is currently involved in any dispute with, or has received any notice of an intention to dispute from, or has received any request for audit, accounting or review from, any Person (including a group of Persons that are under common ownership or control) with whom any Acquired Company does business, relating to any transactions or commitments made, or any Contracts entered into, by any Acquired Company, on the one hand, and such Person, on the other hand.
     4.25. Books and Records.
          The respective minute books of each Acquired Company have been made available to Sunrise in their entirety. The Books and Records are true and complete in all material respects and have been maintained in accordance with sound business practices, and reflect, in reasonable detail, all material transactions involving the Acquired Companies and the Business. Each Acquired Company has made and kept books, records and accounts which, in reasonable detail, accurately reflect, in all material respects, its material transactions and the disposition of assets to permit preparation of financial statements in conformity with GAAP. The stock ledger (or equivalent limited liability company records) and option ledger of each Acquired Company is complete and correct. The minute books (or equivalent limited liability company records) of each Acquired Company contain accurate and complete records in all material respects of all meetings held of, and material corporate (limited liability company) action taken by the stockholders (members) and the boards of directors (or managers) of the respective companies.
     4.26. Finders’ Fees.
          (a) There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the KRG Stockholders or their Affiliates or any Acquired Company who is or might be entitled to any fee or commission from any Acquired Company upon consummation of the Contemplated Transactions.
          (b) There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the ACS Stockholder or its Affiliates who is or might be entitled to any fee or commission from any Acquired Company upon consummation of the Contemplated Transactions.
     4.27. Relations with Governments.
          No Acquired Company, nor any director, officer, agent or employee of any Acquired Company, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable money laundering or anti-terrorism Law.
     4.28. Health Regulatory Compliance.
          (a) Each Acquired Company is certified for participation in, and party to, provider agreements for payment by the Federal Medicare and all applicable state Medicaid programs (the “Government Programs”) for the provision of hospice services, and to the Knowledge of the Acquired Companies, such provider agreements are valid. All Government Programs in which any Acquired Company has participated since June 20, 2002 are listed in Section 4.28 of the Disclosure Schedule. True and complete copies of all such provider agreements have been made available to Sunrise. To the Knowledge of the Acquired Companies, each Acquired Company is in good standing in each Government Program and any third party payor program in which it participates. None of the Acquired Companies has any Liabilities to any third party fiscal intermediary or carrier administering the Government Programs, directly to the Government Programs or any Governmental Entity, or to any other third party payor for the recoupment of any material amounts previously paid to any Acquired Company or any predecessor by any such third party fiscal intermediary, carrier, Government

Program or other third party payor, except as set forth in Section 4.28(a) of the Disclosure Schedule. There are no concluded or pending or, to the Knowledge of the Acquired Companies, threatened investigations, audits or other actions by any third party fiscal intermediary or carrier administering the Government Programs or any Governmental Entity, by the U.S. Department of Health and Human Services, any state Medicaid agency, intermediary or carrier or any third party payor, to recoup, set-off, or suspend payments to, or demand a refund from, or terminate the provider agreements with, or asserting any claim, demand, penalty, fine, or other sanction with respect to any of the activities, practices, policies or claims of, any Acquired Company. Since June 20, 2002, no Acquired Company has submitted to any Government Program any false or fraudulent claim for payment, nor has any Acquired Company since June 20, 2002 violated any condition for participation, or any rule, regulation, policy or standard of, any Government Program. All Medicare cost reports related to the Programs for all periods since June 20, 2002 have been accurately completed in all material respects and timely filed.
          (b) Except as set forth in Section 4.28(b) of the Disclosure Schedule, since June 20, 2002, no Acquired Company nor any other Person (i) who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. Section 1001.1001(a)(2)) in a KRG Stockholder, or (ii) who has an ownership or control interest (as defined in 42 C.F.R. Section 420.201) in a KRG Stockholder, or (iii) who is an officer, director, manager, agent (as defined in 42 C.F.R. Section 1001.1001(a)(2)) or managing employee (as defined in 42 C.F.R. Section 420.201) of a KRG Stockholder, or (iv) who has an indirect ownership interest (as that term is defined in 42 C.F.R. Section 1001.1001(a)(2)) in any Acquired Company, has engaged in any activities which are grounds for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program (as those terms are defined in 42 C.F.R. Section 1001.2) under 42 U.S.C. Sections 1320a-7, 1320a-7a, 1320a-7b, or 1395nn, 18 U.S.C. Section 1347, or 1035, or 31 U.S.C. Section 3729-3733 (known as the Federal Civil False Claim Act), or the regulations promulgated pursuant to such statutes, including the submission of any claim in connection with any referrals that violate any applicable self-referral Law or applicable state or local/municipal statutes, including any applicable state anti-kickback Laws or any state false claim or fraud claims, or which are prohibited by any private accrediting organization from which any Acquired Company seeks accreditation or by generally recognized standards of care or conduct, including not having engaged in or experienced any of the following:
                    (A) a civil monetary penalty assessed against it under 42 U.S.C. Section 1320a-7a or any applicable state Law;
                    (B) been excluded from participation under Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program under 42 U.S.C. Sections 1320a-7 or 1320a-7a or any third-party payor program;
                    (C) been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the offenses described in 42 U.S.C. Sections 1320a-7(a) and (b)(1), (2), (3), or any applicable state Law that could lead to a mandatory or permissive exclusion from any State Health Care Program or Federal Health Care Programs;

                    (D) been suspended, debarred, or excluded from any federal program under 45 C.F.R. Part 76 or from any state program under any similar applicable state Law; or
                    (E) been subject to any action under the Federal Civil False Claim Act or 42 U.S.C. Section 1320a-7b, or any applicable state false claim or fraud Law.
          (c) Each Acquired Company has complied in all material respects with all applicable federal, state, and local Laws governing the use, disclosure, privacy, and security of, and standard transactions related to, health information, including, but not limited to, “individually identifiable health information” as defined under the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder (“HIPAA”), except as disclosed in Section 4.28(c) of the Disclosure Schedule. Each Acquired Company has complied in all material respects with its policies and procedures governing the maintenance, use, disclosure, privacy, and security of, and standard transactions related to, health information. No Acquired Company has received from the U.S. Department of Health and Human Services or any other federal, state, or local government department or agency, any complaint, notice or other notification of a complaint, regarding its compliance with HIPAA or any other Law or regulation applicable to health information.
          (d) Since June 20, 2002, no Acquired Company has submitted any claim to any Government Program in connection with any referrals that violated any applicable self-referral Law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. Section 1395nn (known as the “Stark Law”), or any applicable state self-referral Law.
          (e) Since June 20, 2002, each of the Acquired Companies has complied with all disclosure requirements of all applicable self-referral Laws, including the Stark Law and any applicable self-referral Law.
          (f) Since June 20, 2002, no Acquired Company has knowingly or willfully solicited, received, paid or offered to pay any illegal remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for any referral in violation of any Law, including the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. Section 1320(a)-7b(b) (known as the “Anti-Kickback Statute”), or any applicable state anti-kickback Law.
          (g) Since June 20, 2002, no Acquired Company has submitted any claims to Medicare seeking reimbursement for services for which such Acquired Company knows that another health care provider, entity, or person also has submitted a claim seeking reimbursement.
          (h) Since June 20, 2002, no Acquired Company has submitted any claim for payment to any payor source, either governmental or non-governmental, in violation of any contractual requirement or Law, including, without limitation, the Federal Civil False Claims Act or any applicable state false claim or fraud Law. Since June 20, 2002, no Acquired Company has received from any payor source, either governmental or non-governmental, notice of any offsets against or suspensions of future reimbursement.
          (i) Each Program has established and maintained complete and accurate clinical records, as required by 42 C.F.R. § 418.74, in all material respects, for every individual who has received or is receiving care and services from such Program. Each Program’s clinical records properly support and justify the claims for reimbursement billed to any payor source, either governmental or non-governmental, and contain no false certifications or other unlawful entries.
          (j) Since June 20, 2002, no Acquired Company has presented or caused to be presented a claim for reimbursement to any payor source, either governmental or non-governmental, that is (a) for an item or service that the claimant knew or should have known was not provided as claimed, or (b) for an item or service the claimant knew or should have known is not medically necessary. No Acquired Company has knowingly failed to disclose the occurrence of any event affecting such Acquired Company’s initial or continued right to any health care benefit or payment.
     4.29. Required Vote.
          The board of directors of the Company has, prior to the execution and delivery of this Agreement, unanimously (i) determined that the Merger and the other Contemplated Transactions are consistent with the long-term strategy of the Company and in the best interests of the stockholders and other security holders of the Company; (ii) adopted and approved this Agreement; (iii) approved the Merger and the other Contemplated Transactions; (iv) directed that this Agreement, the Merger and the other Contemplated Transactions be submitted to the Stockholders entitled to vote on such matters for consideration and approval at a meeting or by written consent in accordance with the DGCL; (v) declared the advisability of the adoption of the Agreement and consummation of the Merger and the other Contemplated Transactions and (vi) recommended the approval of the Agreement, the Merger and the other Contemplated Transactions by the stockholders of the Company entitled to vote on such matters in accordance with the DGCL. The affirmative vote of holders of at least a majority of the outstanding shares of Class A Common Stock voting as a class (the “Stockholder Approval”), and the delivery of notice to those holders of Class A Common Stock who did not consent thereto are the only vote, approval or other corporate action of the holders of any class or series of Company Capital Stock necessary to approve, authorize and adopt this Agreement, the other Transaction Documents, the Merger and the other Contemplated Transactions and to consummate the Merger. After receipt of the Stockholder Approval, and the delivery of notice to holders of the Class A Common Stock contemplated above, no vote, approval or other corporate action on the part of any holder of any capital stock or other security of the Company is required to approve or adopt this Agreement, the other Transaction Documents, the Merger and the other Contemplated Transactions and to perform the Company’s and the Principal Stockholders’ obligations hereunder and thereunder and to consummate the Merger, except for the consent of the ACS Stockholder as lender under the loan agreement described in Section 4.16 of the Disclosure Schedule (which consent has been obtained). The Stockholder Approval may be obtained by written consent of the holders of Class A Common Stock under the Company’s certificate of incorporation and bylaws and the DGCL. The affirmative vote of the holders of Class A Common Stock is not necessary to consummate any Contemplated Transaction other than the Merger and except for the approval of the Stockholders as contemplated in Section 6.06. No vote, consent, approval or authorization is required by holders of the Class B Common Stock, Class A-1-A1 Preferred Stock, Class A-1-A2 Preferred Stock, Class A-1-B1 Preferred Stock, Class A-1-B2 Preferred Stock, Class B-1 Preferred Stock, Class I Preferred Stock and Class II Preferred Stock or the holders of Company

Stock Options to approve, authorize and adopt this Agreement, the other Transaction Documents, the Merger and the other Contemplated Transactions and thereby and to consummate the Merger. Promptly (but in no event more than one (1) Business Day) following the execution and delivery of this Agreement and receipt of the Stockholder Approval, the Company shall deliver to Sunrise a certificate of the Secretary of the Company certifying that the Stockholder Approval has been obtained by the written consent of the Company’s stockholders.
     4.30. Accounts Receivable.
          All Accounts Receivable that are reflected on the most recent balance sheet included in the Financial Statements represent or will represent valid, collectible, bona fide obligations arising from sales actually made or services actually performed by the Acquired Companies, subject only to the reserve for bad debts set forth in the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the Ordinary Course of Business of the Acquired Companies, consistent with GAAP, requiring no further act (other than preparing and mailing bills to customers with respect to unbilled Accounts Receivable) under any circumstances on the part of any Acquired Company to cause such Accounts Receivable to be due and payable by the account debtor with respect thereto, and arise from arm’s length transactions between unrelated parties in the Ordinary Course of Business. Except as set forth in Section 4.30 of the Disclosure Schedule, no Acquired Company has pledged any such Accounts Receivable, and each Acquired Company owns all of its Accounts Receivable free and clear of all Liens other than Permitted Liens. Except to the extent paid prior to the Closing Date and except as provided in any allowance reflected in the Financial Statements and in any allowance relating to Accounts Receivable arising since the Trinity Balance Sheet Date established consistent with past practice, subject to preparing and mailing bills to customers with respect to unbilled Accounts Receivable in the Ordinary Course of Business, and subject to the Acquired Companies’ obligation to respond to additional document requests from Governmental Entities in the Ordinary Course of Business with respect to billed Accounts Receivable, each such Accounts Receivable is unconditionally owing to the applicable Acquired Company in the face amount thereof, is valid and enforceable against the applicable account debtor and is not subject to any setoffs, discounts, allowances, claims, defenses, counterclaims or disputes.
     4.31. Existing Loans.
          Section 4.31 of the Disclosure Schedule sets forth a complete list of all Debt of each Acquired Company (collectively, the “Existing Loans”), and provides (a) the names of the original lender and current holder (to the extent that the Acquired Company has received a written notice of the assignment thereof); (b) outstanding principal balances as of June 30, 2006; (c) the current monthly payments as of June 30, 2006; (d) the amount of Prepayment Fees payable in connection with the prepayment of each such Existing Loan on or prior to June 30, 2006; and (e) the amount of Mortgage Reserves maintained in connection with the Existing Loans. The information contained in Section 4.31 of the Disclosure Schedule is complete and accurate in all respects, and the copies of the loan documents evidencing and providing security for the Existing Loans made available to Sunrise are true, correct and complete copies of all such documents evidencing and providing security for such Existing Loans. Except as set forth in Section 4.31 of the Disclosure Schedule, no KRG Stockholder, Acquired Company or any of

their respective Affiliates has delivered or received any written notice of any uncured default or breach under the Existing Loans, and to the Knowledge of the Acquired Companies, no event has occurred which, with the giving of notice or the passing of time or both, would constitute a default under any of the Existing Loans.
     4.32. Investment Company Act; Investment Advisers Act.
          (a) No KRG Stockholder or Acquired Company is (i) an “investment company” as defined in the Investment Company Act or (ii) an “investment adviser” as defined in the Investment Advisers Act.
          (b) The ACS Stockholder is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act, and is, and after the consummation of the Contemplated Transactions will be, in material compliance with all requirements of the Investment Company Act (including applicable rules, regulations or orders issued by the Securities and Exchange Commission thereunder) binding upon the ACS Stockholder as a business development company except where a failure to be in material compliance would not render the Contemplated Transactions void or voidable.
     4.33. Takeover Statutes.
          The board of directors of the Company has taken all action necessary to render Section 203 of the DGCL inapplicable to this Agreement (assuming a description of the terms, including any inducements to officers or directors which are not made available to all shareholders, has been furnished to all stockholders), the Merger and the other Contemplated Transactions. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law enacted under state or federal Laws in the United States applicable to the Company (each, a “Takeover Statute”) is applicable to this Agreement or any of the other Transaction Documents, the Merger or the other Contemplated Transactions.
     4.34. Disclosure.
          (a) To the Knowledge of the KRG Stockholders, neither this Agreement nor any of the other Transaction Documents, exhibits, schedules or certificates delivered to Sunrise by or on behalf of the KRG Stockholders or the Company with respect to the Contemplated Transactions, which are attached to this Agreement or delivered in satisfaction of Section 8.02 or 9.01 of this Agreement, contain any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein necessary to make the statements herein or therein (in light of the circumstances under which they were made) not misleading. To the Knowledge of the KRG Stockholders, there is no fact which any of the KRG Stockholders or the Company have not disclosed to Sunrise herein and of which any of the KRG Stockholders or the Company is aware which could reasonably be expected to have a Material Adverse Effect.
          (b) To the Knowledge of the ACS Stockholder, neither this Agreement nor any of the other Transaction Documents, exhibits, schedules or certificates delivered to Sunrise by or on behalf of the ACS Stockholder or the Company with respect to the Contemplated Transactions, which are attached to this Agreement or delivered in satisfaction of Section 8.02 or 9.01 of this Agreement, contain any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein necessary to make the statements herein or therein (in light of the circumstances under which they were made) not misleading. To the Knowledge of the ACS Stockholder, there is no fact which the ACS Stockholder or the Company has not disclosed to Sunrise herein and of which the ACS Stockholder or the Company is aware which could reasonably be expected to have a Material Adverse Effect.
     4.35. Title to the Principal Stockholders’ Shares.
          (a) Each KRG Stockholder is the sole beneficial and record owner of the shares of Company Capital Stock listed as owned by such KRG Stockholder in Section 4.06(b) of the Disclosure Schedule, free and clear of all Liens. Except for the Equity Interests listed as owned by such KRG Stockholder in Section 4.06(b) of the Disclosure Schedule, such KRG Stockholder owns no other Equity Interests, beneficially or of record, in the Company. Such KRG Stockholder has, and will have at Closing, good, valid and marketable title, free and clear of all Liens, to the shares of Company Capital Stock listed as owned by such KRG Stockholder in Section 4.06(b) of the Disclosure Schedule.
          (b) The ACS Stockholder is the sole beneficial and record owner of the shares of Company Capital Stock listed as owned by the ACS Stockholder in Section 4.06(b) of the Disclosure Schedule, free and clear of all Liens. Except for the Equity Interests listed as owned by the ACS Stockholder in Section 4.06(b) of the Disclosure Schedule, the ACS Stockholder owns no other Equity Interests, beneficially or of record, in the Company. The ACS Stockholder has, and will have at Closing, good, valid and marketable title, free and clear of all Liens, to the shares of Company Capital Stock listed as owned by the ACS Stockholder in Section 4.06(b) of the Disclosure Schedule.
     4.36. Merger Consideration and Other Payment Calculation Statement.
          Section 3.01(f) of the Disclosure Schedule, when delivered to Sunrise pursuant to Section 3.01(f), will accurately set forth the aggregate amount payable to each class of Company Capital Stock pursuant to the certificate of incorporation of the Company (giving effect to the Charter Amendment) necessary to permit the determination of the portion of the Merger Consideration payable to each class of Company Capital Stock in accordance with Section 3.01, and all such amounts are the only amounts to which the Stockholders are entitled pursuant to the terms of the certificate of incorporation of the Company upon consummation of the Merger pursuant to this Agreement.
     4.37. No Other Representations or Warranties.
          (a) Neither the KRG Stockholders nor the Company is making, or has made any representations or warranties in connection with the Merger and the other Contemplated Transactions other than those expressly set forth herein or in the other Transaction Documents. Except as expressly set forth herein or in the other Transaction Documents, no Person has been authorized by the Company to make any representation or warranty relating to the Company, the Acquired Companies or the Principal Stockholders or any of their respective businesses, or otherwise in connection with the Merger and the other Contemplated Transactions and, if made, such representation or warranty may not be relied upon as having been authorized by the Company, the Acquired Companies or the Principal Stockholders.
          (b) The ACS Stockholder is not making, and has not made, any representations or warranties in connection with the Merger and the other Contemplated Transactions other than those expressly set forth herein or in the other Transaction Documents. Except as expressly set forth herein or in the other Transaction Documents, no Person has been authorized by the ACS Stockholder to make any representation or warranty relating to the ACS Stockholder in connection with the Merger and the other Contemplated Transactions and, if made, such representation or warranty may not be relied upon as having been authorized by the ACS Stockholder.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SUNRISE AND MERGER SUB
     Sunrise and Merger Sub hereby, jointly and severally, represent and warrant to the Company and the Principal Stockholders as follows:
     5.01. Corporate Existence and Power.
          Sunrise is a corporation duly incorporated, validly existing and in good standing under the DGCL and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. Sunrise is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the DGCL. Merger Sub is a newly-formed entity that has been formed solely for the purposes of the Merger and will not carry on any business or engage in any activities other than those reasonably related to the Merger.
     5.02. Corporate Authorization.
          Each of Sunrise and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other Contemplated Transactions. The execution, delivery and performance by each of Sunrise and Merger Sub of this Agreement and the other Transaction Documents to which Sunrise or Merger Sub is a party, and the consummation by each of Sunrise and Merger Sub of the Contemplated Transactions to which Sunrise or Merger Sub is a party are within the corporate powers of Sunrise and Merger Sub and have been duly and validly authorized by all necessary corporate action under each of Sunrise’s and Merger Sub’s certificate of incorporation and bylaws and applicable provisions of the DGCL. This Agreement has been, and each other Transaction Document to which Sunrise or Merger Sub is a party will be, duly and validly executed and delivered by Sunrise and Merger Sub. This Agreement constitutes, and each other Transaction Document to which Sunrise or Merger Sub is a party, when executed and delivered by the parties thereto, will constitute, a legal, valid and binding agreement of each of Sunrise or Merger Sub, as applicable, enforceable against each of Sunrise or Merger Sub, as applicable in accordance with its respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.
     5.03. Governmental Authorization.
          The execution, delivery and performance by Sunrise and Merger Sub of this Agreement and the other Transaction Documents to which Sunrise or Merger Sub is a party, and the consummation by Sunrise and Merger Sub of the Merger and the other Contemplated Transactions do not and will not require any action by or in respect of, consent or approval of, or filing with, any Governmental Entity by or on behalf of Sunrise or Merger Sub other than (a) as may be necessary as a result of any facts or circumstances relating solely to Sunrise and Merger Sub, (b) other actions, consents, approvals, filings and notifications, the failure of which to make or obtain would not prevent or delay in any material respect each of Sunrise and Merger Sub from performing its obligations under this Agreement or prevent or delay in any material respect the consummation of the Merger and the other Contemplated Transactions, (c) the filing and acceptance for record of the Certificate of Merger in accordance with the DGCL, and (d) as set forth in Section 5.03 of the Disclosure Schedule.
     5.04. Non-contravention.
          The execution, delivery and performance by each of Sunrise and Merger Sub of this Agreement and the other Transaction Documents to which it is a party, and the consummation by each of Sunrise and Merger Sub of the Merger and the other Contemplated Transactions do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Sunrise or Merger Sub, (b) assuming compliance with any applicable requirements of the HSR Act, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Sunrise or Merger Sub or any of their respective properties or assets, except for such non-compliance, violations or defaults which would not have a Sunrise Material Adverse Effect, or (c) constitute a material default under or give rise to a right of termination, cancellation or acceleration of any material right or obligation of Sunrise or Merger Sub or to a loss of any material benefit to which Sunrise or Merger Sub is entitled under any provision of any agreement, contract or other instrument binding upon Sunrise or Merger Sub or any of their respective properties or assets or any license, franchise, permit or other similar authorization held by Sunrise or Merger Sub.
     5.05. No Brokers or Finders.
          No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Sunrise, Merger Sub or their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions arising in connection with this Agreement or such transactions.
     5.06. No Other Representations or Warranties.
          Neither Sunrise nor Merger Sub is making, nor has Sunrise or Merger Sub made any representations or warranties in connection with the Merger and the other Contemplated Transactions other than those expressly set forth herein and in the other Transaction Documents.

Except as expressly set forth herein or in the other Transaction Documents, no Person has been authorized by Sunrise or Merger Sub to make any representation or warranty relating to Sunrise or Merger Sub or their respective businesses, or otherwise in connection with the Merger and the other Contemplated Transactions and, if made, such representation or warranty may not be relied upon as having been authorized by Sunrise or Merger Sub.
ARTICLE 6
COVENANTS RELATING TO CONDUCT OF BUSINESS
     6.01. Conduct by the KRG Stockholders and the Acquired Companies.
          From the date hereof until the Effective Time, the KRG Stockholders and the Company will cause the Acquired Companies to be operated in the Ordinary Course of Business in compliance with all applicable Laws and will use their Commercially Reasonable Efforts to preserve intact their current business organizations and relationships with customers, suppliers, contractors and other third parties having business relations with the Acquired Companies and to keep available the services of their present officers, directors, managers, consultants, agents and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time and except as expressly contemplated by this Agreement, as may result from the consummation of the Merger and the other Contemplated Transactions, or as otherwise consented to in writing by Sunrise which consent will not be unreasonably withheld, the KRG Stockholders and the Company will cause the Acquired Companies not to:
          (a) adopt or propose any change in its certificate of incorporation, bylaws or other organizational documents, other than the Charter Amendment;
          (b) issue, deliver, sell, pledge or transfer or authorize or propose the issuance, delivery, sale, pledge or transfer of any Equity Interests or any securities convertible into or exercisable for, or any rights, warrants, options or other rights to acquire, any such Equity Interests or enter into any agreement with respect to the foregoing;
          (c) (i) form or acquire (by merger, consolidation or acquisition of Equity Interests or assets) any corporation, limited liability company, partnership or other business organization or division thereof, (ii) sell, lease or otherwise dispose of an Acquired Company or (iii) sell, lease or otherwise dispose of assets or investment securities of the Acquired Companies, other than sales, leases or dispositions in the Ordinary Course of Business and the sale of marketable investment securities and the dividend or distribution of cash, consistent with the terms of this Agreement;
          (d) merge or consolidate with any other Person;
          (e) make any investment, whether by purchase of Equity Interests or securities, contributions to capital or any property transfer (other than investments in cash or cash equivalents with a maturity of less than ninety (90) days or investments in wholly-owned Acquired Companies made, in each case, in the Ordinary Course of Business), or purchase for an amount in excess of Twenty-Five Thousand Dollars ($25,000), any property or assets of any other individual or entity;

          (f) enter into any agreement or arrangement that limits or otherwise restricts any Acquired Company or any of their respective Affiliates or successors thereto or that by its terms could, after the Effective Time, limit or restrict Sunrise, the Surviving Corporation or any of their respective Affiliates or successors thereto, from engaging or competing in any line of business or in any geographic area;
          (g) modify or change in any material respect any existing Operating License, Permit, Lease or Contract listed in Section 4.16(a) of the Disclosure Schedule;
          (h) enter into any Contracts involving aggregate expenditures or receipts of more than Twenty-Five Thousand Dollars ($25,000) individually or in the aggregate;
          (i) create, incur or assume, or execute any new guarantee of, any Debt or prepay any Debt;
          (j) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for obligations of any other Person;
          (k) make any loans or advances other than routine salary, travel and expense advances to Trinity Employees in the Ordinary Course of Business;
          (l) (i) engage in any transaction, or enter into any Contract, with any Affiliate, or (ii) amend, waive or relinquish any rights relating to any such transaction or Contract referred to in clause (i) immediately above;
          (m) authorize any new capital expenditures which are greater than Twenty-Five Thousand Dollars ($25,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate;
          (n) split, combine or reclassify any Equity Interests of the Acquired Companies; declare, set aside or pay any dividend or other distribution (other than in cash subject to Section 6.04) in respect of any Equity Interests; or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or any securities of the Acquired Companies, except as expressly permitted pursuant to Section 7.17;
          (o) except as set forth in Section 6.01(o) of the Disclosure Schedule, (i) increase, accelerate or provide for additional compensation, benefits (fringe or otherwise) or other rights to any Trinity Employee except in the Ordinary Course of Business, including the renewal or extension of any keyman life insurance policies, (ii) grant, agree to grant, or amend or modify any grant or agreement to grant, any severance, termination, retention or similar payment to any Trinity Employee, (iii) loan or advance any money or other property to any Trinity Employee (other than routine salary, travel and expense advances in the Ordinary Course of Business), (iv) establish, adopt, enter into, amend or terminate any Trinity Plan, collective bargaining agreement or other labor agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Trinity Plan if it were in existence as of the date of this Agreement, or (v) grant any equity or equity-based awards;

          (p) pay, discharge or satisfy any claims or Liabilities, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements or Liabilities incurred in the Ordinary Course of Business;
          (q) make or change any Tax election or settle or compromise any income Tax Liability;
          (r) change any method of accounting, accounting policy or accounting practice, except for any such change required by reason of a concurrent change in GAAP as concurred with by the Acquired Companies’ independent auditors;
          (s) fail to use Commercially Reasonable Efforts to maintain insurance coverage at presently existing levels;
          (t) increase the amount of cash which, in accordance with GAAP, is not immediately available for use and is recorded on the consolidated balance sheet of the Acquired Companies (which will be prepared in accordance with GAAP applied on a consistent basis) as “restricted cash” other than in the Ordinary Course of Business;
          (u) enter into any Contract with any Governmental Entity, or pay any fine, penalty, sanction or other remedial settlement with any Governmental Entity;
          (v) agree or commit to do any of the foregoing; or
          (w) knowingly take or agree or commit to take any action that would make any representation and warranty of the Principal Stockholders hereunder inaccurate in any material respect.
          Nothing contained in this Agreement shall give to Sunrise, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time. Prior to the Effective Time, the KRG Stockholders and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Acquired Companies.
     6.02. Delivery of Periodic Financial Information.
          From the date hereof until the Effective Time, the Company will provide Sunrise with unaudited monthly consolidated balance sheets of the Acquired Companies, and statements of operations reflecting the results of business and operations of the Acquired Companies for the month ended July 31, 2006, and for each month thereafter, within twenty (20) days after the end of each such month.
     6.03. Patient Care.
          The KRG Stockholders, the Company and Sunrise will cooperate with one another in assuring continuity of patient care in connection with the Programs.

     6.04. Dividends and Distributions.
          From the date of this Agreement until the Effective Time, the Acquired Companies shall be entitled to declare cash dividends and make cash distributions to the Stockholders so long as the Working Capital as of the Closing Date is not less than zero.
     6.05. Insurance Matters.
          From the date of this Agreement until the Effective Time, the Acquired Companies shall maintain the insurance coverage listed on Schedule 4.20 of the Disclosure Schedule. The Acquired Companies shall promptly notify Sunrise and the respective insurer of any new claims that may arise under such insurance policies after the date of this Agreement.
     6.06. 280G Consent.
          The Company shall seek approval by the Stockholders entitled to vote thereon pursuant to the provisions of Section 280G of the Code and the rules and regulations promulgated thereunder of any payments of cash that may be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, such that all such payments will not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under Section 280G of the Code or will not be made if not so approved.
ARTICLE 7
ADDITIONAL AGREEMENTS
     7.01. Government and Other Consents and Approvals.
          (a) The KRG Stockholders, the Company and Sunrise will cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, in connection with or as a result of the consummation of the Contemplated Transactions and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking to obtain in a timely manner any such actions, consents, approvals or waivers.
          (b) On or before 5:00 PM Eastern Time on the first Business Day after the date of execution of this Agreement, the Company shall seek the Stockholder Approval. By executing this Agreement, the parties do not intend that this Agreement shall be deemed to (i) constitute approval and adoption of this Agreement and the Merger under the DGCL by written consent of the Principal Stockholders in lieu of a meeting or (ii) an agreement by the Principal Stockholders to vote for, or consent in respect of, approval and adoption of this Agreement and the Merger. Without limiting the generality of the foregoing, the Company agrees that its obligations in this Section 7.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Strategic Transaction. Unless Sunrise and the Company agree otherwise in writing, the Company shall send to any stockholder of the Company who did not consent to the Stockholder Approval (i) within five days of the Stockholder Approval, the notice contemplated in Section 262(d)(2) of the DGCL (the

“Appraisal Notice”) and (ii) within five days of the Stockholder Approval, the notice of the Stockholder Approval contemplated in
Section 228(e) of the DGCL. Any notice, solicitation or similar disclosure circulated to the Stockholders shall include the recommendation of the board of directors of the Company that the Stockholders vote in favor of adoption of this Agreement and approval of the Contemplated Transactions, including the Merger. Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 11.01.
     7.02. Access to Information.
          From the date hereof until the Effective Time, as consistent with applicable Laws, the Company and the other Acquired Companies will (a) give Sunrise and its counsel, financial advisors, auditors and other authorized representatives (collectively, the “Sunrise Representatives”) reasonable access during normal business hours to the offices, properties, Books and Records of the Acquired Companies, (b) furnish to Sunrise and the Sunrise Representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct the Trinity Employees and counsel and financial advisors to the KRG Stockholders and the Acquired Companies to reasonably cooperate with Sunrise in Sunrise’s investigation of the business of the Acquired Companies, including, with respect to the Trinity Employees, making such employees available for meetings and on-site visits as Sunrise may reasonably request, so long as such meetings and visits do not interfere with the Trinity Employees’ services to the Acquired Companies; provided that any information provided to Sunrise or the Sunrise Representatives pursuant to this Section 7.02 will be subject to the Confidentiality Agreement; and provided further that no investigation pursuant to this Section 7.02 or otherwise in connection with this Agreement will affect any representation or warranty given by the Principal Stockholders or the Company hereunder. From the date hereof until the Effective Time, the Principal Stockholders and the Company will furnish and will cause each Acquired Company to furnish to Sunrise copies of any notices, documents, requests, court papers or other materials received from any Governmental Entity or third party with respect to the Contemplated Transactions.
     7.03. Notices of Certain Events.
          (a) The KRG Stockholders and the Company will promptly notify Sunrise of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions, (ii) any notice or other communication from any Governmental Entity in connection with the Contemplated Transactions, and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Acquired Companies, threatened against, relating to or involving or otherwise affecting, the KRG Stockholders or any Acquired Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or which relate to the consummation of the Contemplated Transactions.
          (b) The Principal Stockholders and the Company will give prompt written notice to Sunrise of (i) the occurrence or non-occurrence of any event which would be likely to cause (A) any representation or warranty of the Principal Stockholders or the Company contained in this Agreement to be untrue or inaccurate, (B) any covenant or agreement of the

Principal Stockholders or the Company contained in this Agreement not to be complied with or (C) any condition of Sunrise set forth in Section 8.01 and Section 8.02 not to be satisfied, and (ii) any failure of the Principal Stockholders or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Principal Stockholders or the Company hereunder, such notice shall be considered, individually, and in the aggregate, with all such other notices, the “New Disclosure”. Notwithstanding anything herein to the contrary, any disclosure by the Principal Stockholders or the Company pursuant to this Section 7.03(b) will not be deemed to prevent or cure any misrepresentation or breach or any failure to comply with or satisfy any covenant, condition or agreement, and any Losses resulting therefrom will be subject to the indemnification provisions set forth in Article 10 and any other remedies at law or equity available to Sunrise hereunder.
          (c) Sunrise will give prompt written notice to the Principal Stockholders’ Representative of (i) the occurrence or non-occurrence of any event which would be likely to cause (A) any representation or warranty of Sunrise or Merger Sub contained in this Agreement to be untrue or inaccurate, (B) any covenant or agreement of Sunrise or Merger Sub contained in this Agreement not to be complied with or (C) any condition of the Principal Stockholders set forth in Section 8.01 and Section 8.03 not to be satisfied, and (ii) any failure of Sunrise or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Sunrise or Merger Sub hereunder. Notwithstanding anything herein to the contrary, any disclosure by Sunrise pursuant to this Section 7.03(c) will not be deemed to prevent or cure any misrepresentation or breach or any failure to comply with or satisfy any covenant, condition or agreement, and any Losses resulting therefrom will be subject to the indemnification provisions set forth in Article 10 and any other remedies at law or equity available to the Principal Stockholders hereunder.
     7.04. Affiliate Transactions.
          Except as set forth in Section 7.04 of the Disclosure Schedule, immediately prior to the Closing, the Principal Stockholders and the Company agree that all other Contracts (including, for the avoidance of doubt, all notes, bonds and other instruments evidencing indebtedness of any kind) between any Principal Stockholder, or any of its respective Affiliates, on the one hand, and any Acquired Company, on the other hand, will be terminated or settled (without any post-Closing payments by Sunrise, the Surviving Corporation or any other Acquired Company or resulting obligations or Liabilities of Sunrise, the Surviving Corporation or any other Acquired Company), as the case may be, and be of no further force or effect, notwithstanding any terms thereof to the contrary.
     7.05. Commercially Reasonable Efforts.
          (a) Subject to the terms and conditions of this Agreement, the Principal Stockholders and the Company shall use Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to satisfy the conditions set forth in Section 8.01 and Section 8.02 and Sunrise shall use Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to satisfy the conditions set forth in Section 8.01 and Section 8.03.

          (b) Each of Sunrise, the KRG Stockholders and the Company will, in connection with the efforts referred to in Section 7.01 to obtain all requisite material approvals and authorizations for the Merger and the other Contemplated Transactions under any Antitrust Law, use its Commercially Reasonable Efforts to (i) cooperate in all respects with each other in connection with any filing or submission in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other parties of any material communication received by such party from, or given by such party to, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the U.S. Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Contemplated Transactions, and (iii) subject to applicable Law, consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Antitrust Laws, and provide to the KRG Stockholders’ or Sunrise’s outside counsel, as appropriate, all information and documents reasonably requested by such counsel promptly upon request, subject to any reasonable restrictions. The parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.05 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. Notwithstanding anything in this Agreement to the contrary, neither Sunrise nor any Affiliates of Sunrise shall be under any obligation to make proposals, execute or carry out agreements, submit to Orders or make any other commitments (A) providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Sunrise or any of Sunrise’s Affiliates, including the Surviving Corporation, or any Acquired Company, (B) to litigate, pursue or defend any action or proceeding challenging any of the transactions contemplated hereby as violative of any Antitrust Laws, (C) seeking to impose any material limitation on the ability of Sunrise or any Affiliates of Sunrise, including the Surviving Corporation, to conduct their businesses or to own their assets or to acquire, hold or exercise full rights of ownership of the Acquired Companies, or (D) to take any other action that could, individually or in the aggregate, materially adversely affect Sunrise or any Affiliates of Sunrise, including the Surviving Corporation.
     7.06. Public Announcements.
          The parties acknowledge and agree that Sunrise shall issue a press release announcing the transactions contemplated by this Agreement after the date hereof, a copy of which press release has been provided to the Principal Stockholders. Except for such release, on or prior to Closing, no party hereto will make any press release, public statement or public announcement with respect to this Agreement or the Contemplated Transactions without the prior written consent of Sunrise or the Principal Stockholders’ Representative, as the case may be; provided, that Sunrise may make any press release, public statement or public announcement which Sunrise determines is required by applicable Law or stock listing requirements.

     7.07. Further Assurances.
          At and after the Closing Date, each of the parties hereto will execute and deliver such documents and other papers and take such further action as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Documents and to make effective completely the Merger and the other Contemplated Transactions.
     7.08. Confidentiality.
          (a) The Confidentiality Agreement shall remain in full force and effect until the Effective Time. At the Effective Time, the Confidentiality Agreement shall automatically terminate without further action by the parties. If this Agreement is terminated pursuant to Article 11, the Confidentiality Agreement shall continue in accordance with its terms.
          (b) From and after the Effective Time, each Principal Stockholder shall, and shall cause such Principal Stockholders’ Affiliates to, keep confidential and not use in any manner, any and all Confidential Information. The foregoing shall not preclude a Principal Stockholder from (i) disclosing such Confidential Information if compelled to disclose the same by judicial or administrative process or by other requirements of any applicable Law (subject to the following provisions of this Section 7.08(b)), (ii) discussing or using such Confidential Information if the same hereafter is in the public domain (other than as a result of a breach of this Agreement), (iii) announcing the Merger and the other Contemplated Transactions upon the Effective Time, (iv) reporting the Merger and the other Contemplated Transactions, components of consideration, escrow and other financial information typically disclosed to limited partners and shareholders, or (v) discussing or using such Confidential Information if the same is acquired from a Person that is not known to such Principal Stockholder to be under an obligation to keep such information confidential. If any Principal Stockholder or any Affiliate of any Principal Stockholder is requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such Confidential Information, such Principal Stockholder shall promptly notify Sunrise of any such request or requirement so that Sunrise may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.08(b). If, in the absence of a protective order or other remedy or the receipt of a waiver by Sunrise, any Principal Stockholder is required to disclose such information, such Principal Stockholder, without liability hereunder, may disclose that portion of such information which such Principal Stockholder is legally required to disclose.
     7.09. Employee Benefits.
          Following the Closing Date, Sunrise will (i) maintain the employee benefit plans of the Acquired Companies identified in Section 7.09 of the Disclosure Schedule (the “Continuing Plans”) for employees of the Acquired Companies, subject to and in accordance with applicable Law and the terms of the applicable employee benefit plan and/or (ii) will provide employees of the Acquired Companies with employee benefits comparable to the employee benefits provided to similarly situated employees of Sunrise. Nothing in this Section 7.09 will limit the right of Sunrise, or any Affiliate of Sunrise, including the Surviving Corporation, to terminate the employment of any current or future employee of the Acquired

Companies at any time or, except as provided in the first sentence of this paragraph, to determine or change the benefits of any employee of the Acquired Companies.
     7.10. Tax Matters.
          (a) The KRG Stockholders will prepare and file (or cause to be prepared and filed) in a timely manner all Tax Returns for any Pre-Closing Tax Period. Sunrise will cause Tax Returns for any Straddle Period to be prepared and filed in a timely manner. The Tax Returns referred to in this Section 7.10 shall be prepared consistent with past practice of the Acquired Companies.
          (b) The party which prepares (or causes to be prepared) any Tax Return referred to in Section 7.10(a) after the date of the signing of this Agreement shall provide the other party with a copy of that Tax Return (together with all related work papers) at least thirty (30) days before such Tax Return is required to be filed (unless in the case of Tax Returns other than those involving income or franchise Taxes it is impractical to do so, in which case the return shall be provided as soon as practicable). The other party may provide comments on the return within fifteen (15) days of the receipt of the copy of the Tax Return and the parties shall use all reasonable efforts to resolve any disagreements with respect to the Tax Return. If the parties are unable to resolve any disagreements before the due date for such Tax Return (including extensions), the party responsible for filing the Tax Return may file it. Thereafter, the parties shall refer the matter to the Independent Accountants (whose fees are to be borne fifty percent (50%) by Sunrise and fifty percent (50%) by the Principal Stockholders). The Independent Accountants shall seek to resolve the matter as soon as practicable. Upon the Independent Accountants’ determination, an amended Tax Return shall be filed in accordance therewith to the extent it differs materially from the Tax Return originally filed.
          (c) The KRG Stockholders shall pay (or cause to be paid) all Taxes for any Pre-Closing Period and any Pre-Closing Partial Tax Period (but only to the extent such Taxes were not otherwise taken into account in connection with the determination of Estimated Working Capital), and Sunrise shall pay (or cause to be paid) the Taxes for the portion of any Straddle Period that is not included in a Pre-Closing Partial Tax Period.
          (d) For purposes of this Section 7.10, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax that relates to the Pre-Closing Partial Tax Period will (i) in the case of any Tax based on or measured by income or receipts of the Acquired Companies during the Straddle Period, be deemed equal to the amount which would by payable as computed on a “closing-of-the-books” basis if the relevant Tax period ended on the Closing Date, provided that any Taxes attributable to transactions not in the Ordinary Course of Business that occur on the Closing Date but after the Closing will be considered to have occurred on the day following the Closing Date, and (ii) in the case of any other Tax, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period.
          (e) The Principal Stockholders’ Representative and Sunrise agree to give prompt notice to each other of any proposed adjustment to Taxes for any Pre-Closing Tax Period or Pre-Closing Partial Tax Period of the Acquired Companies. The Principal Stockholders’ Representative and Sunrise will cooperate with each other in the conduct of any audit or other proceedings involving the Acquired Companies for such periods and each may participate at its own expense, provided that Sunrise will control all aspects of the proceedings.
          (f) The Principal Stockholders’ Representative and Sunrise agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including the execution of powers of attorney and access to Books and Records) relating to the Acquired Companies as is reasonably necessary for the preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.
     7.11. Release and Nonsolicitation.
          At Closing, (a) each Principal Stockholder will enter into a release agreement in the form attached hereto as Exhibit C (each, a “Release Agreement”) and (b) KRG Capital Management, L.P. and KRG Co-Investment will enter into a nonsolicitation agreement with Sunrise in the form attached hereto as Exhibit D (the “Nonsolicitation Agreement”).
     7.12. Repayment of Existing Loans.
          (a) Subject to Section 7.12(b), the Principal Stockholders and the Acquired Companies shall cause all Debt under the Existing Loans to be satisfied in full at or prior to Closing, including the principal balances and all accrued and unpaid interest thereon and other fees and costs related thereto. The Principal Stockholders shall provide to Sunrise at Closing evidence of such satisfaction and releases of all related Liens with respect to the Existing Loans. The Principal Stockholders and the Acquired Companies shall be entitled to satisfy all such Debt under the Existing Loans by directing Sunrise, in writing, to apply the appropriate portion of the amount attributable to such Debt that would otherwise have been included in the calculation of Merger Consideration (but that is excluded therefrom pursuant to Section 3.01(e)(i)) at Closing, and directing Sunrise to pay such amount directly to the Lenders in full satisfaction of such Debt. Any such payment of Debt by Sunrise to a Lender shall be made subject to and in accordance with a pay-off letter provided to Sunrise.
          (b) On or prior to the Closing Date, Sunrise shall obtain security necessary to replace the letters of credit identified in Section 7.12(b) of the Disclosure Schedule.
     7.13. No Solicitation.
          (a) Each Principal Stockholder and Acquired Company, shall, and shall cause each of their respective Affiliates, counsel, financial advisors, auditors and other authorized representatives (collectively, the “Trinity Representatives”) to immediately cease any existing discussion or negotiation with any Persons (other than Sunrise) conducted prior to the date hereof with respect to any proposed, potential or contemplated acquisition, directly or indirectly, of the Company Capital Stock or the assets of the Acquired Companies. Each Principal Stockholder and Acquired Company shall refrain, and shall cause each Trinity Representative to refrain during the term of this Agreement from taking, directly or indirectly, any action (a) other than as contemplated by this Agreement, to solicit or initiate the submission of any proposal or indication of interest from any Person (other than Sunrise) relating to an acquisition of the Company Capital Stock or the assets of the Acquired Companies, or any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving any Principal Stockholder or Acquired Company (a “Strategic Transaction”), (b) to participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or that may reasonably be expected to lead to, a Strategic Transaction with any Person (other than Sunrise) or (c) to authorize, engage in, or enter into any agreement or understanding (other than with Sunrise) with respect to a Strategic Transaction.
          (b) Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or its board of directors or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company, acting at the direction of and on behalf of the Company, at any time prior to receipt of the Stockholder Approval from (i) providing information in response to a request therefor by a Person who has delivered to the Company an unsolicited bona fide written proposal regarding a Strategic Transaction if the Company receives from the Person so requesting such information an executed confidentiality agreement the terms of which are (without regard to the terms of the Strategic Transaction) (A) no less favorable to the Company than those contained in the Confidentiality Agreement and (B) no less restrictive on the Person requesting such information than those contained in the Confidentiality Agreement; or (ii) engaging in negotiations or discussions with a Person who has delivered to the Company an unsolicited bona fide written proposal regarding a Strategic Transaction; if, and only to the extent that, in each such case referred to in clause (i) or (ii) immediately above, prior to receipt of the Stockholder Approval, (1) the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that the Strategic Transaction, if accepted, is reasonably likely to be consummated, (2) the board of directors of the Company determines in good faith (after consultation with its financial advisor) that the Strategic Transaction would, if consummated, result in a transaction that is more favorable to the Company’s stockholders than the Merger from a financial point of view (any Strategic Transaction as to which such determination in clauses (1) and (2) immediately above is made being referred to in this Agreement as a “Superior Proposal”) and (3) the board of directors of the Company determines in good faith (after consultation with outside legal counsel) that such action is required by the fiduciary duties of the board of directors to the Company’s stockholders under applicable law.
          (c) Nothing in this Section 7.13 shall permit the Company to enter into any agreement, orally or in writing, with respect to a Strategic Transaction during the term of this Agreement (other than a confidentiality agreement as described above). The Company promptly shall advise Sunrise of any Strategic Transaction (including the terms thereof and the identity of the person making the Strategic Transaction) and inquiries with respect to any Strategic Transaction and shall keep Sunrise informed on a current basis of the status of any discussions regarding a Strategic Transaction. Nothing herein shall prevent the board of directors of the Company from complying with Rule 14e-2 under the Securities Exchange Act of 1934, as amended.

     7.14. Termination of Certain Agreements.
          On or prior to Closing, the Principal Stockholders will terminate or cause the termination of (a) that certain Stockholders Agreement dated as of June 20, 2002, among the parties thereto (the “Stockholders Agreement”); (b) that certain Management Agreement dated as of June 20, 2002, between KRG Capital Management, L.P. (the “Manager”) and the Company (the “Management Agreement”); and (c) that certain Equity Agreement dated as of November 14, 2005, between the Company and the KRG Stockholders, as amended (the “Equity Agreement”). Such terminations shall be pursuant to termination agreements in forms reasonably acceptable to Sunrise, and which, (I) with respect to the Stockholders Agreement, shall include an acknowledgement by each Principal Stockholder of the satisfaction or waiver of all of such Principal Stockholder’s rights thereunder and a release by each Principal Stockholder of any claims that such Principal Stockholder has or may have against the Company arising from or in connection with the Stockholders Agreement, (II) with respect to the Management Agreement, shall include an acknowledgement by the Manager of the satisfaction or waiver of all of the Manager’s rights to any payments thereunder and a release by the Manager of any claims the Manager has or may have against the Acquired Companies arising from or in connection with the Management Agreement (subject only to the payment of the KRG Payments, as contemplated by Section 3.01(a)), and (III) with respect to the Equity Agreement, shall include an acknowledgement by each KRG Stockholder of the satisfaction or waiver of all of the rights of each KRG Stockholder to any payments thereunder and a release by each KRG Stockholder of any claims such KRG Stockholder has or may have against the Acquired Companies arising from or in connection with the Equity Agreement.
     7.15. Takeover Statutes.
          If any Takeover Statute or other anti-takeover Law, Charter provision or Contract is or shall become applicable to the Merger or the transactions contemplated hereby, the Company and the board of directors of the Company shall grant such Approvals and take such actions as are necessary under such Laws and provisions so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby without adverse effect under, and otherwise act to eliminate or minimize the effects of, such Law, provision or Contract.
     7.16. Stockholder and Other Claims.
          Prior to the Effective Time, the Company shall not settle or compromise any claim brought by any former or purported holder of any securities of the Company or other present, former or purported counterparty to a Contract with the Company or any of other Acquired Company in connection with the Merger or other transactions contemplated by this Agreement without the prior written consent of Sunrise, which consent shall not be unreasonably withheld; provided that such consent shall only be requested and provided if consistent with applicable Law.

     7.17. Stockholder Arrangements.
          Prior to the Effective Time, the Company shall not settle or compromise any claim brought by any present holder of any securities of the Company in connection with the Merger or the other Contemplated Transactions unless such settlement or compromise consists of only the payment of monetary damages (which are fully paid by the Company prior to the Closing Date), does not impose any injunctive or equitable relief upon the Acquired Companies or their Affiliates, does not require any admission or acknowledgement of liability or fault of the Acquired Companies, contains an unconditional release of the Acquired Companies and their Affiliates in respect of such claim and the Company provides Sunrise with notice of any such claim, the Company keeps Sunrise reasonably apprised of the status of negotiations and provides Sunrise with notice of such settlement or compromise (including a summary of the terms of such settlement or compromise) at least five (5) days prior to the Company entering into any agreements or arrangements relating thereto.
     7.18. Post-Closing Cooperation.
          During the twelve-month period following the Closing Date, upon Sunrise’s reasonable request (at Sunrise’s expense), with reasonable advance notice, and without necessity of subpoena, the KRG Stockholders and their Affiliates and their representatives and counsel will use Commercially Reasonable Efforts to cooperate with Sunrise and the Acquired Companies and their respective representatives and counsel for purposes of permitting Sunrise or any Acquired Company to address and respond to any matters that involve Sunrise or any Acquired Company that arise as a result of or otherwise related to the KRG Stockholders’ or their Affiliates’ prior affiliation with the Acquired Companies, whether or not related to this Agreement, including any claims made by or against any Acquired Company or any of their respective Affiliates, or Sunrise or any of its Affiliates, whether involving any Governmental Entity or other Person.
     7.19. No Redemption of Company Capital Stock.
          Each of the Principal Stockholders that owns Company Preferred Stock agrees that, between the date of this Agreement and the Effective Time, such Principal Stockholder will not cause such Company Preferred Stock to be redeemed by such Principal Stockholder, except for redemptions of Class B-1 Preferred Stock pursuant to the terms thereof.
     7.20. Transfer of Securities.
          Each of the Principal Stockholders agrees that, between the date of this Agreement and the Effective Time, such Principal Stockholder will not, directly or indirectly, transfer or otherwise convey ownership of or legal right or entitlement to any of such Principal Stockholders’ shares of Company Capital Stock, Company Stock Options or other Equity Interests. Any transfer in violation of this Section 7.20 shall be null and void. The Company agrees that it will not record in the stock register or other books and records of the Company any transfer in violation of this Section 7.20.

     7.21. Unpaid Tax Refunds.
          If the Acquired Companies receive any federal, state or local tax refunds for any Pre-Closing Tax Period or the portion of any Pre-Closing Partial Tax Period ending on the Closing Date, the amount of such refund (net of Taxes, if any, imposed on the Acquired Companies or Sunrise as a result of such refund) shall promptly (and in any event not later than ten (10) Business Days after the receipt thereof by the Acquired Companies) be paid to the Principal Stockholders’ Representative, provided that the claim for the refund was filed within twelve (12) months of the Closing Date. The Acquired Companies and Sunrise acknowledge that any such refund shall be the property of the Stockholders and that the Acquired Companies and Sunrise have no right to such refund (net of Taxes, if any, imposed on the Acquired Companies or Sunrise as a result of such refund) and to the extent the Acquired Companies receive and hold such refund, they shall hold it in trust in a segregated account to be distributed to the Principal Stockholders’ Representative.
ARTICLE 8
CONDITIONS TO THE CLOSING
     8.01. Conditions to Each Party’s Obligations to Effect the Merger.
          The obligations of the Principal Stockholders, Sunrise and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
          (a) no provision of any applicable Law and no Order shall prohibit or restrain the consummation of the Contemplated Transactions; provided, that the parties hereto shall use Commercially Reasonable Efforts to comply with such applicable Law or to have any such Order vacated; and
          (b) the Stockholder Approval shall have been obtained.
     8.02. Conditions to the Obligations of Sunrise and Merger Sub.
          The obligations of Sunrise and Merger Sub to effect the Merger are subject to the satisfaction or waiver by Sunrise and Merger Sub at or prior to the Closing of the following further conditions:
          (a) (i) each of the Principal Stockholders and the Company will have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date;
               (ii) the representations and warranties of each of the Principal Stockholders and the Company contained in this Agreement and in any certificate or other writing delivered by any Principal Stockholder or the Company pursuant hereto must be true and correct in all respects (regardless of any materiality, material adverse effect or Material Adverse Effect qualifiers set forth therein) when made and at and as of the Closing as if made at and as of such time (except in each case in respect of representations made as of a specified date, which must be true and correct in all respects as of such specified date) with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect; provided, however, that if Sunrise or the Acquired Companies have suffered a Loss in connection with any New Disclosure that may be reasonably calculated as of the Closing Date and is in an aggregate amount equal to or less than Six Hundred Seventy Five Thousand Dollars ($675,000), such Loss shall not be deemed a Material Adverse Effect for purposes of the foregoing condition of this Section 8.02(a)(ii); provided, further, that (1) the amount of such Loss shall be applied to the Threshold Amount for purposes of determining Sunrise’s right to indemnification pursuant to Article 10 in such instances where a Threshold Amount is applicable in this Agreement and (2) the foregoing proviso in this Section 8.02(a)(ii) shall in no way limit Sunrise’s right to indemnification pursuant to Article 10; and provided, further, that the representations and warranties of the Principal Stockholders and the Company in Sections 4.01 (Organization and Good Standing), 4.02 (Authorization), 4.05 (Acquired Companies), 4.06 (Capitalization), 4.14 (Compliance with Laws), 4.19 (Agreements with Affiliates), 4.29 (Required Vote), 4.33 (Takeover Statutes), 4.35 (Title to Principal Stockholders’ Shares) and 4.36 (Merger Consideration and Other Payment Calculation Statement) must be true and correct in all respects as stated, including, without limitation, notwithstanding anything to the contrary in this Section 8.02(a)(ii), with consideration to any materiality, material adverse effect or Material Adverse Effect set forth therein; and
               (iii) Sunrise will have received a certificate signed on behalf of each Principal Stockholder and the Company by the Chairman of the Board, Chief Executive Officer or Chief Operating Officer of such Principal Stockholder and the Company with respect to such Principal Stockholder’s and the Company’s obligations, representations and warranties to the foregoing effect;
          (b) there must not have occurred a Material Adverse Effect; provided, however, that if Sunrise or the Acquired Companies have suffered a Loss in connection with any New Disclosure that may be reasonably calculated as of the Closing Date and is in an aggregate amount equal to or less than Six Hundred Seventy Five Thousand Dollars ($675,000), such Loss shall not be deemed a Material Adverse Effect for purposes of this Section 8.02(b); provided, further, that (i) the amount of such Loss shall be applied to the Threshold Amount for purposes of determining Sunrise’s right to indemnification pursuant to Article 10 in such instances where a Threshold Amount is applicable in this Agreement and (ii) this Section 8.02(b) shall in no way limit Sunrise’s right to indemnification pursuant to Article 10;
          (c) all notices to any Governmental Entity set forth in Sections 4.03(a) and (b) and Section 5.03 of the Disclosure Schedule will have been provided, and no Governmental Entity shall have given written notification that any consent, approval of, filing with, or further action by any health regulatory Governmental Entity is required to be obtained or made to consummate the Merger and the other Contemplated Transactions;
          (d) there must not be instituted or pending any action or proceeding by any Governmental Entity, (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the Closing or seeking to obtain damages or otherwise directly or indirectly relating to the Contemplated Transactions, (ii) seeking to restrain or prohibit the ownership or operation by Sunrise or any of Sunrise’s Affiliates of all or

any portion of the business, properties or assets of the Acquired Companies, or of Sunrise or Sunrise’s Affiliates, or to compel Sunrise or any of Sunrise’s Affiliates to dispose of or hold separate all or any portion of the business, properties or assets of the Acquired Companies, or of Sunrise or Sunrise’s Affiliates, (iii) seeking to impose or confirm limitations on the ability of Sunrise or any of Sunrise’s Affiliates to control effectively the business or operations of the Acquired Companies, or the ability of Sunrise or any of Sunrise’s Affiliates effectively to exercise full rights of ownership of any shares of the Acquired Companies or (iv) seeking to require divestiture by Sunrise or any of the Sunrise’s Affiliates of any Equity Interests of the Acquired Companies, and no Governmental Entity will have issued any Order, and there must not be any Law proposed, adopted or enacted, that is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i) through (iv);
          (e) any consent, approval, agreement or other action required under the agreements, contracts or other instruments listed in Sections 4.04(a) and (b) of the Disclosure Schedule shall have been received by the Principal Stockholders and the Company in form and substance reasonably satisfactory to Sunrise, and no such consent, approval, agreement or other action shall have been revoked;
          (f) all Company Stock Options shall have been canceled, extinguished and terminated, the Stock Option Plan shall have been terminated and the other Trinity Plans that provide for the issuance or grant of the Equity Interests shall have been amended, all in accordance with Section 3.03;
          (g) the Stockholders Agreement, the Management Agreement and the Equity Agreement shall have been terminated in accordance with Section 7.14;
          (h) all of the Acquired Companies’ outstanding Debt under the Existing Loans shall have been paid in full and all of the obligations under the Existing Loans shall have been satisfied in full;
          (i) Sunrise will have received all of the Closing deliveries to be provided by the Principal Stockholders and the Company in accordance with Section 9.01;
          (j) the Company shall have delivered to Sunrise, in a form reasonably acceptable to Sunrise, a statement in accordance with Treasury Regulation sections 1.897-2(h) and 1.1445-2(c)(3) that interests in the Company are not U.S. real property interests;
          (k) the approval of the Stockholders pursuant to Section 6.06 shall have been properly obtained and evidence thereof delivered to Sunrise; and
          (l) Sunrise shall receive, prior to or contemporaneously with the Closing, the audited consolidated financial statements of the Acquired Companies for the fiscal year ended December 31, 2005, which audited consolidated financial statements shall be substantially the same as the draft financial statements delivered to Sunrise under separate cover on the date of this Agreement.

     8.03. Conditions to the Obligations of the Principal Stockholders.
          The obligations of the Principal Stockholders to effect the Merger are subject to the satisfaction or waiver by the Principal Stockholders’ Representative, as the case may be, at or prior to the Closing of the following further conditions:
          (a) (i) Sunrise will have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date;
               (ii) the representations and warranties of Sunrise and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Sunrise and Merger Sub pursuant hereto must be true and correct in all respects (regardless of any materiality, material adverse effect or Sunrise Material Adverse Effect qualifiers set forth therein) when made and at and as of the Closing Date as if made at and as of such time (except in each case in respect of representations made as of a specified date which will be required to be true and correct in all respects as of such specified date) with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Sunrise Material Adverse Effect; provided, that the representations and warranties of Sunrise and Merger Sub in Section 5.01 (Corporate Existence and Power) and Section 5.02 (Corporate Authorization) must be true and correct in all respects as stated, including, without limitation, notwithstanding anything to the contrary in this Section 8.03(a)(ii), with consideration to any materiality, material adverse effect or Material Adverse Effect set forth therein; and
               (iii) The Principal Stockholders will have received a certificate signed by the Chief Executive Officer, any Senior Vice President or any Vice President of Sunrise to the foregoing effect;
          (b) there must not be instituted or pending any action or proceeding by any Governmental Entity, (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the Closing or seeking to obtain damages or otherwise directly or indirectly relating to the Contemplated Transactions and (ii) there must not be any Law proposed, adopted or enacted, that is likely to result in any of the consequences referred to in the preceding clause (i); and
          (c) The Principal Stockholders will have received all of the Closing deliveries to be provided by Sunrise in accordance with Section 9.02.
ARTICLE 9
ADDITIONAL CLOSING DELIVERIES
     9.01. Deliveries by the Principal Stockholders and the Company.
          At the Closing, the Principal Stockholders and the Company will deliver to Sunrise the following:
          (a) The Escrow Agreement duly executed by the Principal Stockholders and the Principal Stockholders’ Representative;

          (b) A Release Agreement duly executed by each Principal Stockholder;
          (c) The Nonsolicitation Agreement duly executed by KRG Capital Management, L.P. and KRG Co-Investment;
          (d) A copy of the approval of each KRG Stockholder and a copy of the approval of the board of directors of the Company, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents and the consummation of the Contemplated Transactions;
          (e) A certificate of each Principal Stockholder and the Company certifying the matters set forth in Section 8.02(a);
          (f) A certificate of each KRG Stockholder and the Company as to the incumbency of the officers or other authorized Person of such KRG Stockholder and the Company executing this Agreement and the other Transaction Documents on behalf of such KRG Stockholder and the Company;
          (g) Copies of the organizational documents of each of the Acquired Companies certified by an executive officer of the Company as being correct and complete;
          (h) Certificate of good standing of each KRG Stockholder and each Acquired Company from its state of organization, and certificates of foreign qualification for each KRG Stockholder and each Acquired Company in all states in which they are qualified to do business;
          (i) Legal opinions as of the Closing Date from (i) counsel of the KRG Stockholders in the form set forth on Exhibit E-1 hereto, (ii) counsel of the ACS Stockholder in the form set forth on Exhibit E-2 hereto and (iii) counsel of the Company in the form set forth on Exhibit E-3 hereto.
          (j) Evidence that upon payment in full as of the Closing Date, there will be the satisfaction in full of all obligations under the Existing Loans and the release of all Liens thereunder, as contemplated in this Agreement, including Section 7.12(a);
          (k) A letter executed by each Lender confirming the outstanding principal balance and accrued but unpaid interest and costs for the Existing Loans to be paid off at Closing;
          (l) Termination agreements in forms reasonably acceptable to Sunrise evidencing the termination of the Stockholders Agreement, the Management Agreement and the Equity Agreement in accordance with Section 7.14;
          (m) Copies of all notices to any Governmental Entity and all consents, approvals and licenses of any Governmental Entity set forth in Sections 4.03(a) and (b) of the Disclosure Schedule;

          (n) A letter of resignation and release, effective on the Closing Date, from (i) each of the directors of the Acquired Companies and (ii) the officers of the Acquired Companies listed in Section 9.01(n) of the Disclosure Schedule; and
          (o) Copies of all consents listed in Sections 4.04(a) and (b) of the Disclosure Schedule.
     9.02. Deliveries by Sunrise and Merger Sub.
          At the Closing, Sunrise and Merger Sub will deliver to the Principal Stockholders the following:
          (a) the Escrow Agreement duly executed by Sunrise and the Escrow Agent;
          (b) Copies of the resolutions of the board of directors of each of Sunrise and Merger Sub, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions; and
          (c) A certificate signed by an officer of Sunrise and Merger Sub certifying the matters set forth in Section 8.03(a), good standing of Sunrise and Merger Sub and incumbency of the officers or other authorized Persons of Sunrise and Merger Sub executing this Agreement and the other Transaction Documents.
ARTICLE 10
INDEMNIFICATION
     10.01. General Indemnification.
          (a) Subject to Sections 10.02 and 10.03, from and after the Closing Date, the KRG Stockholders, jointly and severally, hereby agree to indemnify, defend and hold harmless Sunrise and Merger Sub and their respective Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) and each of their respective directors, officers, employees and agents (each, a “Sunrise Indemnified Party” and, collectively, the “Sunrise Indemnified Parties”), from and against any and all Losses incurred or suffered by the Sunrise Indemnified Parties arising out of, based upon or resulting from any of the following:
               (i) any breach by any KRG Stockholder or the Company of any representation or warranty of the KRG Stockholder or the Company contained in or referred to in Article 4 or in any schedule or exhibit or in the certificate delivered by or on behalf of any KRG Stockholder or the Company pursuant to Section 8.02(a), in each case, without regard for any exception for materiality, material adverse effect or Material Adverse Effect contained therein;
               (ii) any breach by any KRG Stockholder or the Company of, or any failure of any KRG Stockholder or the Company to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement;

               (iii) any Medicare Cap Liability;
               (iv) all Transaction Expenses which have not been paid prior to Closing or which have not been reflected in the calculation of Merger Consideration pursuant to the provisions of Section 3.01(a) of this Agreement;
               (v) any failure by the Acquired Companies or their respective Affiliates to comply with applicable securities Laws (including federal and state securities registration and broker-dealer Laws, “blue sky” Laws, the Investment Advisers Act and the Investment Company Act), in connection with, arising out of, relating to or resulting from any capital or other fund raising activities on or prior to the Closing Date;
               (vi) any facts, circumstances or conditions, existing, initiated or occurring prior to the Closing Date which have resulted or may result in any Liabilities under any Environmental Law;
               (vii) the preparation and submission of any claims and cost reports and any other activity prior to Closing in connection with the Business which is the basis for any suspension, disbarment, or exclusion under any Government Program, or is prohibited by 42 U.S.C. Section 1320a-7a, 42 U.S.C. Section 1320a-7b, 18 U.S.C. Section 1347, 18 U.S.C. Section 1035, or 31 U.S.C. Section 3729-3733, or any similar state laws;
               (viii) any demand or claim made pursuant to Section 262 with respect to any Appraisal Shares, up to an amount equal to the excess, if any, of (A) the sum of (i) any amounts Sunrise, Merger Sub, the Company or the Surviving Corporation is required by a court of competent jurisdiction to pay, or pays in settlement, in respect of any Appraisal Shares plus (ii) any other Losses suffered by Sunrise, Merger Sub, the Company or the Surviving Corporation resulting from any demand or claim made pursuant to Section 262 with respect to any Appraisal Shares, over (B) the amount of the applicable Merger Consideration (if any) into which such Appraisal Shares would have been converted in the Merger had such shares not been Appraisal Shares (without giving effect to the amount of the Final Working Capital Payment, if any, payable with respect thereto under Section 3.08(c));
               (ix) any actions taken (or omitted to be taken) prior to the Effective Time by any Acquired Company or its respective officers, directors or partners in connection with the negotiation and consummation of the Merger and the other Contemplated Transactions, including in connection with the approval and adoption of the Merger and the other Contemplated Transactions; and
               (x) any matters described in Section 10.01(a)(x) of the Disclosure Schedule.
          (b) Subject to Sections 10.02 and 10.03, from and after the Closing Date, subject to Section 10.04(b), the ACS Stockholder hereby agrees to indemnify, defend and hold harmless the Sunrise Indemnified Parties, from and against any and all Losses incurred or suffered by the Sunrise Indemnified Parties arising out of, based upon or resulting from any of the following:

               (i) any breach by the ACS Stockholder of any representation or warranty of the ACS Stockholder contained in or referred to in Article 4 or in any schedule or exhibit or in the certificate delivered by or on behalf of the ACS Stockholder pursuant to Section 8.02(a), in each case, without regard for any exception for materiality, material adverse effect or Material Adverse Effect contained therein; and
               (ii) any breach by the ACS Stockholder of, or any failure of the ACS Stockholder to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement.
          (c) Subject to Sections 10.02 and 10.03, from and after the Closing Date, Sunrise hereby agrees to indemnify, defend and hold harmless each Principal Stockholder and their respective Affiliates, and each of their respective directors, officers, employees and agents (each, a “Principal Stockholder Indemnified Party” and, collectively, the “Principal Stockholder Indemnified Parties”), from and against any and all Losses incurred or suffered by Principal Stockholder Indemnified Parties arising out of, based upon or resulting from any of the following:
               (i) any breach by Sunrise or Merger Sub of any representation or warranty contained in or referred to in Article 5 or in any schedule or exhibit or in the certificate delivered by or on behalf of Sunrise and Merger Sub pursuant to Section 8.03(a), in each case, without regard for any exception for materiality, material adverse effect or Sunrise Material Adverse Effect contained therein; and
               (ii) any breach by Sunrise or Merger Sub of, or any failure of Sunrise or Merger Sub to perform, any of the covenants, agreements or obligations contained in or made pursuant to this Agreement.
          (d) In the event that a Person entitled to indemnification under this Article 10 (the “Indemnified Party”) will incur or suffer any Losses in respect of which indemnification may be sought under this Article 10 against the Person required to provide indemnification under this Article 10 (collectively, the “Indemnifying Party”), the Indemnified Party will assert a claim for indemnification by providing a written notice (the “Notice of Loss”) to the Indemnifying Party stating the nature and, in reasonable detail, the basis of such Notice of Loss. The Notice of Loss will be provided to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware that it has incurred or suffered a Loss. Notwithstanding the foregoing but subject to Section 10.02, any failure to provide the Indemnifying Party with a Notice of Loss, or any failure to provide a Notice of Loss in a timely manner as aforesaid, will not relieve any Indemnifying Party from any Liability that it may have to the Indemnified Party under this Section 10.01 except to the extent that the ability of such Indemnifying Party to defend such claim is materially prejudiced by the Indemnified Party’s failure to give such Notice of Loss. If the Notice of Loss relates to a Third Party Claim, the procedures set forth in Section 10.01(e) will be applicable. If the Notice of Loss does not relate to a Third Party Claim, the Indemnifying Party will have thirty (30) days from the date of receipt of such Notice of Loss to object to any of the subject matter and any of the amounts of the Losses set forth in the Notice of Loss, as the case may be, by causing the Indemnifying Party to deliver written notice of objection thereof to the Indemnified Party. If the Indemnifying Party fails to send a notice of objection to the Notice of Loss within such thirty (30) day period, the Indemnifying Party will be deemed to have agreed to the Notice of Loss and will be obligated to pay to the Indemnified Party the portion of the amount specified in the Notice of Loss to which the Indemnifying Party has not objected. If the Indemnifying Party sends a timely notice of objection, the Indemnifying Party and the Indemnified Party will use their Commercially Reasonable Efforts to settle (without an obligation to settle) such claim for indemnification. If the Indemnifying Party and the Indemnified Party do not settle such dispute within thirty (30) days after the Indemnified Party’s receipt of the Indemnifying Party’s notice of objection, the Indemnifying Party and the Indemnified Party will be entitled to seek enforcement of their respective rights under this Article 10.
          (e) Promptly after receipt by an Indemnified Party of notice of the assertion of any claim or the commencement of any action, suit or proceeding by a third Person (a “Third Party Claim”) in respect of which the Indemnified Party will seek indemnification hereunder, the Indemnified Party will so notify in writing the Indemnifying Party, but subject to Section 10.02 any failure so to notify the Indemnifying Party will not relieve the Indemnifying Party from any Liability that it may have to the Indemnified Party under this Section 10.01 except to the extent that the ability of the Indemnifying Party to defend the Third Party Claim is materially prejudiced by the Indemnified Party’s failure to give such notice. In no event will the Indemnified Party admit any Liability with respect to such Third Party Claim or settle, compromise, pay or discharge such Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed. With respect to any such claim as to which the Indemnifying Party has acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party will have the right to assume the defense (at the expense of the Indemnifying Party) of any such claim through counsel chosen by the Indemnifying Party by causing the Indemnifying Party to notify the Indemnified Party within thirty (30) days after the receipt by the Indemnifying Party of such notice from the Indemnified Party; provided, that any such counsel will be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, that the Indemnified Party will have the right to employ counsel to represent it at the expense of the Indemnifying Party if the Indemnified Party has been advised by its counsel that there is a potential conflict between the interests of the Indemnified Party and any Indemnifying Party, in which event the reasonable fees and expenses of such separate counsel will be paid by the Indemnifying Party. The Indemnifying Party and the Indemnified Party each agree to render to the other parties such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim, which assistance will include, to the extent reasonably requested by a party, the retention, and the provision to such party, of records and information reasonably relevant to such Third Party Claim, and making employees of the other party available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Indemnifying Party may not settle or otherwise dispose of any Third Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed unless such settlement includes only the payment of monetary damages (which are fully paid by the Indemnifying Party), does not impose any injunctive or equitable relief upon the Indemnified Party, does not require any admission or acknowledgment of liability or fault of the Indemnified Party and contains an unconditional release of the Indemnified Party in respect of such claim. None of the Indemnified Party or any of its Affiliates may settle or otherwise dispose of any Third Party Claim for which the Indemnifying Party may have a Liability under this Agreement without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.
          (f) With respect to any claim as to which the Indemnifying Party will have acknowledged in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party hereunder, after written notice by the Indemnifying Party to the Indemnified Party of the election by the Indemnifying Party to assume control of the defense of any such Third Party Claim, the Indemnifying Party will not be liable to such Indemnified Party hereunder for any costs or fees subsequently incurred by such Indemnified Party in connection with the defense thereof, except if the Indemnified Party has the right to employ counsel to represent it at the expense of the Indemnifying Party as set forth in Section 10.01(e). If the Indemnifying Party does not assume control of the defense of such Third Party Claim within thirty (30) days after the receipt by the Indemnifying Party of the notice required pursuant to Section 10.01(e), the Indemnified Party will have the right to defend such claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party.
     10.02. Survival.
          All representations, warranties, covenants, indemnities and other agreements made by any party to this Agreement and in any other agreement required to be exercised by the parties pursuant to this Agreement, will be deemed made on and as of the Closing Date as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements will remain in full force and effect, subject to the provisions of this Section 10.02. The rights of the Sunrise Indemnified Parties to assert a claim under Section 10.01(a)(i), (ii), (iv), (v), (vi), (vii), (ix) and (x) and Section 10.01(b)(i) and(ii) and the rights of the Principal Stockholder Indemnified Parties to assert a claim under Section 10.01(c)(i) and (ii), will survive the Closing Date for a period (the “Survival Period”) beginning at the Closing Date and ending twelve (12) months after the Closing Date, and thereafter will terminate and expire, except with respect to Liabilities for any item as to which, prior to the expiration of the Survival Period, an Indemnified Party has asserted a claim in writing as required pursuant to the provisions of this Article 10, in which event the Liability for such claim will continue until such claim has been finally settled, decided or adjudicated. Notwithstanding the foregoing, the right of the Sunrise Indemnified Parties to assert a claim under Section 10.01(a)(i) or Section 10.01(b)(i) for any breach of any representation or warranty set forth in Sections 4.06 (Capitalization), 4.35 (Title to the Principal Stockholders’ Shares) or 4.36 (Merger Consideration and Other Payment Calculation Statement) will survive the Closing Date for a period beginning at the Closing Date and ending twenty-four (24) months after the Closing Date.
     10.03. Limitation on Liability.
          (a) Subject to Section 10.03(e), the Principal Stockholders will not have any liability pursuant to Section 10.01(a)(i), (v), (vi), (vii) and (x), Section 10.01(b)(i) or Section 7.10(c) for any Losses unless and until the aggregate amount of all such Losses exceeds Six

Hundred Seventy-Five Thousand Dollars ($675,000) (the “Threshold Amount”), in which event the Principal Stockholders will be liable for indemnification pursuant to Section 10.01(a)(i), (v), (vi), (vii) and (x), Section 7.10(c) and/or Section 10.01(b)(i) for the aggregate amount of all such Losses in excess of the Threshold Amount, up to the maximum amount set forth in Section 10.03(b).
          (b) Subject to Section 10.03(e), the maximum liability of the Principal Stockholders pursuant to Section 10.01(a)(i), (ii), (iv), (v), (vi), (vii), (ix) and (x) and Section 10.01(b)(i) and (ii) will not exceed Five Million Dollars ($5,000,000) (collectively, the “Indemnity Cap”).
          (c) Subject to Section 10.03(f), Sunrise will not have any liability pursuant to Section 10.01(c)(i) for any Losses unless and until the aggregate amount of all such Losses exceeds the Threshold Amount, in which event Sunrise will be liable for indemnification pursuant to Section 10.01(c)(i) for the aggregate amount of all such Losses in excess of the Threshold Amount, up to the maximum amount set forth in Section 10.03(d).
          (d) Subject to Section 10.03(f), the maximum liability of Sunrise pursuant to Section 10.01(c)(i) and (ii) will not exceed the Indemnity Cap.
          (e) The limitations on liability set forth in Section 10.03(a) and Section 10.03(b) will not apply with respect to Losses resulting from (i) any breach of any of the representations and warranties set forth in Sections 4.06 (Capitalization), 4.35 (Title to the Principal Stockholders’ Shares) and 4.36 (Merger Consideration and Other Payment Calculation Statement), (ii) any of the indemnification obligations of the Principal Stockholders set forth in Section 10.01(a)(ii) and Section 10.01(b)(ii), to the extent such section relates to Section 7.10 (Tax Matters) (other than Section 7.10(c)), (iii) fraud with respect to any breach of any representation or warranty contained in or referred to in Article 4 or in any schedule or exhibit or in the certificate delivered by or on behalf of the Principal Stockholders or the Company pursuant to Section 8.02(a) and (iv) any of the indemnification obligations of the KRG Stockholders set forth in Section 10.01(a)(iii) and (viii).
          (f) The limitations on liability set forth in Section 10.03(c) and Section 10.03(d) will not apply with respect to Losses resulting from (i) fraud with respect to any breach of a representation or warranty contained in or referred to in Article 5 or in any schedule or exhibit or in the certificate delivered by or on behalf of Sunrise, as the case may be, pursuant to Section 8.03(a) and (ii) any of the indemnification obligations of Sunrise set forth in Section 10.01(c)(ii), to the extent such section relates to covenants requiring performance by Sunrise after the Closing.
          (g) The amount of any Losses for which indemnification is provided under this Article 10 will be reduced by the insurance proceeds actually received by the Indemnified Party with respect to such Loss.
          (h) Indemnification payments under this Article 10 shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party. However, to the extent that the Indemnified Party recognizes Tax Benefits with respect to any

Losses for which indemnification is provided under this Article 10, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Losses) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party. For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding Tax items attributable to the Losses for all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Losses for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).
          (i) No Indemnifying Party will be liable for the punitive damages of any Indemnified Party arising out of the performance of, or the failure to perform, any obligation(s) set forth herein, except for such damages arising from Third Party Claims or from fraud.
          (j) Subject to the last sentence of Section 10.04(b), (i) the representations and warranties and the indemnification obligations set forth in this Agreement shall be several, and shall not be joint and several, with respect to fraud; and (ii) in each case of fraud, only such Persons committing such fraud shall be responsible for a breach of any representation or warranty or any indemnification obligation.
          (k) The Principal Stockholders shall not be liable pursuant to this Article 10 for any Medicare Cap Liabilities in an amount greater than the Escrow Amount.
     10.04. Payment.
          (a) Upon a determination of liability under this Article 10, the appropriate party will pay the Indemnified Party the amount so determined within five (5) Business Days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement the Indemnifying Party will nevertheless pay when due such portion, if any, of the obligation that is not subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Agreement and the portion, if any, theretofore paid will bear interest as provided below in Section 10.04(c). Subject to Section 10.05, upon the payment in full of any claim, the Indemnifying Party will be subrogated to the rights of the Indemnified Party against any Person, firm, corporation or other entity with respect to the subject matter of such claim.
          (b) Any items as to which any Sunrise Indemnified Party is entitled to payment under this Agreement will first be paid to the Sunrise Indemnified Party pursuant to the terms of the Escrow Agreement, to the extent that the then outstanding amount of the escrow funds is sufficient to pay such items. Any Losses suffered by a Sunrise Indemnified Party resulting from or in connection with the Medicare Cap Liabilities will first be paid out of the Medicare Cap Liability Escrow Amount and then, to the extent that such amount has been depleted, out of the Indemnity Escrow Amount. No Losses, other than the Medicare Cap Liabilities, shall be paid out of the Medicare Cap Liability Escrow Amount. If the then outstanding amount of the escrow funds is insufficient to pay any such item in full (including if the escrow funds have been released), the payment of such item as to which the Sunrise Indemnified Party is entitled to payment under this Agreement and which is not able to be paid from the escrow funds will be the obligation of the Principal Stockholders and the Principal Stockholders will make full payment of any and all such items to the Sunrise Indemnified Party within five (5) Business Days after the date of determination of liability, subject to the Indemnity Cap, as applicable. Notwithstanding anything to the contrary in this Agreement, the Principal Stockholders shall be jointly and severally liable under Article 10 up to the amount of the Escrow Amount.
          (c) If all or part of any indemnification obligation under this Agreement is not paid when due, then the indemnifying party will pay the indemnified party interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times will be three percentage points in excess of the Prime Rate.
     10.05. No Recourse.
          No Principal Stockholder will be entitled to contribution from, subrogation to or recovery against the Acquired Companies, including the Surviving Corporation with respect to any Liability of the Principal Stockholders, including any such Liability that may arise under or pursuant to this Agreement, the Transaction Documents or any other agreements or documents executed or to be executed by the parties hereto in connection herewith.
     10.06. Effect of Knowledge on Indemnification.
          The right to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and obligations set forth in this Agreement will not be affected by any investigation (including any health regulatory or environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or in-accuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.
     10.07. Remedies Exclusive.
          From and after the Closing Date, except as set forth in Section 12.12 and for causes of action arising from fraud (any Liability for which shall be subject to the same limitations in Section 10.03(j)), the indemnification rights provided for in this Article 10 will constitute the sole and exclusive remedy for any claims with respect to any breach or inaccuracy of any representation or warranty or covenant in this Agreement.

     10.08. No Duplication of Claims.
          Any liability for indemnification under this Article 10 will be determined without duplication for recovery because of the state of facts giving rise to the Losses constitute a breach of more than one representation, warranty, covenant or agreement hereunder.
     10.09. Characterization of Payments.
          Sunrise and the Principal Stockholders agree to treat all payments made by any of them to or for the benefit of the others under this Article 10 or other indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants as adjustments to the purchase price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.
ARTICLE 11
TERMINATION
     11.01. Termination.
          This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time:
          (a) by the mutual consent of Sunrise and the Principal Stockholders;
          (b) by either Sunrise or the Principal Stockholders, by written notice of termination delivered to the other, if the Merger shall not have been consummated on or before September 18, 2006 (the “Termination Date”); provided, however, that Sunrise is entitled in its sole discretion, upon delivery of notice to the Principal Stockholders’ Representative, to extend the Termination Date for an additional thirty (30) days after the Termination Date if Sunrise has received written notification from a Governmental Entity that consent, approval of or filing with, or further action by, a health regulatory Governmental Entity is necessary to obtain any of the Permits identified in Section 5.03 of the Disclosure Schedule (such extended Termination Date, the “Extended Termination Date”), as long as the notices identified in Section 5.03 of the Disclosure Schedule have been submitted to the appropriate Governmental Entities within three (3) Business Days after the date of this Agreement; provided, further, that the failure to consummate the Merger by the Termination Date will not be attributable to the breach of this Agreement by the party seeking termination pursuant to this Section 11.01(b);
          (c) by either Sunrise or the Principal Stockholders in the event that any court or Governmental Entity of competent jurisdiction issues a final, non-appealable injunction restraining, enjoining or otherwise prohibiting the Contemplated Transactions; provided, that the issuance of such final, non-appealable injunction must not be attributable to the breach of this Agreement by the party seeking termination pursuant to this Section 11.01(c);

          (d) by Sunrise, if there has been a breach of any representation, warranty, covenant or agreement on the part of any Principal Stockholder or the Company contained in this Agreement such that the conditions set forth in Section 8.02(a) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date (or the Extended Termination Date, if applicable) or (ii) if such breach is reasonably capable of being cured prior to the Termination Date (or the Extended Termination Date, if applicable), such breach has not been cured prior to the Termination Date (or the Extended Termination Date, if applicable); provided that Sunrise will not have the right to terminate this Agreement pursuant to this Section 11.01(d) if Sunrise is then in material breach of any of its material representations, warranties, covenants or agreements contained in this Agreement;
          (e) by the Principal Stockholders, if there has been a breach of any representation, warranty, covenant or agreement on the part of Sunrise contained in this Agreement such that the conditions set forth in Section 8.03(a) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date (or the Extended Termination Date, if applicable) or (ii) if such breach is reasonably capable of being cured prior to the Termination Date (or the Extended Termination Date, if applicable), such breach has not been cured prior to the Termination Date (or the Extended Termination Date, if applicable); provided, that the Principal Stockholders will not have the right to terminate this Agreement pursuant to this Section 11.01(e) if any Principal Stockholder is then in material breach of any of its material representations, warranties, covenants or agreements contained in this Agreement;
          (f) by the Company, by action of the board of directors of the Company, if, prior to receipt of the Stockholder Approval, (i) the Company is not in material breach of any of its obligations under this Agreement, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Sunrise in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice if available or, if not available, including all material terms and conditions of such agreement in the notice, and (iii) Sunrise does not make, within three Business Days after receipt of the Company’s written notice of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company determines, in good faith after consultation with its outside legal counsel and its financial advisors, is at least as favorable to the Company’s stockholders as the Superior Proposal, the Company agreeing hereby that (A) it shall not enter into a binding agreement referred to in clause (ii) immediately above until at least the fifth (5th) Business Day after it has provided the notice to Sunrise required thereby and (B) it shall notify Sunrise promptly if its intention to enter into a written agreement referred to in such notice shall change at any time after giving such notice;
          (g) by Sunrise, if prior to the Stockholder Approval, the Company or its board of directors shall have (i) failed to recommend or shall have withdrawn, modified or changed in any respect adverse to Sunrise its recommendation of the adoption of this Agreement or the Merger or failed to reconfirm its recommendation of this Agreement or the Merger, or (ii) recommended to the Company’s stockholders or entered into an agreement with respect to, or consummated, any Superior Proposal from a person other than Sunrise or any of its Affiliates (or the board of directors of the Company shall have resolved to do any of the foregoing); and
          (h) by Sunrise, if the Stockholder Approval shall not have been obtained by 5:00 PM Eastern Time on the first (1st) Business Day after the date of execution of this Agreement.
     11.02. Effect of Termination.
          (a) In the event this Agreement is terminated as provided in Section 11.01, this Agreement will be deemed null, void and of no further force or effect, and the parties hereto will be released from all future obligations hereunder, except that the obligations of the parties hereto set forth in this Section 11.02 (Effect of Termination), Section 12.03 (Expenses) and the Confidentiality Agreement, will survive such termination and the parties hereto will have any and all remedies provided at law or in equity or otherwise (including specific performance) to enforce the obligations set forth in this Section 11.02 (Effect of Termination), Section 12.03 (Expenses) and the Confidentiality Agreement; provided, that nothing herein will relieve any party from liability for any breach hereof, and each party will be entitled to any remedies at law or in equity to recover Losses (and only Losses) arising from such breach; provided, further, that, notwithstanding the foregoing, under no circumstances will the Principal Stockholders be entitled to specific performance or other equitable remedies to compel or seek to compel Sunrise or Merger Sub to consummate the Contemplated Transactions.
          (b) In the event that this Agreement is terminated pursuant to Section 11.01(g) or (h), then the Company and the Principal Stockholders shall (i) promptly, but in no event later than the close of business of the second (2nd) Business Day after Sunrise shall have requested payment of its charges and expenses incurred in connection with the transactions contemplated hereby, pay to Sunrise the amount of such charges and expenses by wire transfer of same day funds.
ARTICLE 12
MISCELLANEOUS
     12.01. Notices.
          All notices, requests and other communications to any party hereunder must be in writing (including telecopy or similar writing) and given as follows:
if to the KRG Stockholders or the Company (prior to Closing), to:
KRG Capital Partners
1515 Arapahoe Street
Towers One, Suite 1500
Denver Colorado 80202
Attention: Steve Neumann
Facsimile: (303) 390-5015

with a copy (which will not constitute notice) to:
Blank Rome LLP
One Logan Square
Philadelphia, PA 19103
Attention: Steve Dubow, Esq.
Facsimile: (215) 832-5755
if to the ACS Stockholder, to:
American Capital Financial Services, Inc.
2 Bethesda Center, 14th Floor
Bethesda, MD 20814
Attention: Compliance Officer
Facsimile: (301) 654-6714
and
American Capital Financial Services, Inc.
2200 Ross Avenue, Suite 4500W
Dallas, Texas 75201
Attention: Darin Winn
Facsimile: (214) 273-6635
with a copy (which will not constitute notice) to:
Patton Boggs LLP
2001 Ross Avenue, Suite 3000
Dallas, Texas 75201
Attention: Charles P. Miller, Esq.
Facsimile: (214) 758-1550
if to the Principal Stockholders’ Representative, to:
KRG Capital Management, L.P.
1515 Arapahoe Street
Towers One, Suite 1500
Denver, Colorado 80202
Attention: Steve Neumann
Facsimile: (303) 390-5015

with a copy (which will not constitute notice) to:
Blank Rome LLP
One Logan Square
Philadelphia, PA 19103
Attention: Steve Dubow, Esq.
Facsimile: (215) 832-5755
if to Sunrise or Merger Sub, to:
c/o Sunrise Senior Living, Inc.
7902 Westpark Drive
McLean, Virginia 22102
Attention: Bradley B. Rush, Chief Financial Officer
Facsimile: (703) 744-1645
with copies (which will not constitute notice) to:
Sunrise Senior Living, Inc.
7902 Westpark Drive
McLean, Virginia 22102
Attention: John F. Gaul, Esq., General Counsel
Facsimile: (703) 744-1990
and
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004
Attention: Robert J. Waldman, Esq.
                 Paul D. Manca, Esq.
Facsimile: (202) 637-5910
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication will be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.
     12.02. Amendments; No Waivers.
          (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, the Principal Stockholders, Merger Sub and Sunrise or in the case of a waiver, by the party against whom the waiver is to be effective. In addition, any amendment of any provision of this Agreement shall require the approval of the Company and Merger Sub, by action taken or authorized by their respective boards of directors, and may be amended at any time before or after adoption of this Agreement by the stockholders of the Company or Merger Sub, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such stockholders without first obtaining such further approval.
          (b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.
     12.03. Expenses.
          Except as otherwise contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement will be paid by the party incurring such cost or expense. Notwithstanding the foregoing, the Principal Stockholders and Sunrise will each pay one-half (1/2) of all sales, use, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Taxes”), if any, applicable to, imposed upon or arising out of the Contemplated Transactions whether now in effect or hereinafter adopted and regardless of which party such Transfer Tax is imposed upon.
     12.04. Successors and Assigns; Benefit.
          The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign (other than by operation of law following the Closing), delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Sunrise may make such an assignment to one or more direct or indirect Affiliates, but any such assignment will not relieve Sunrise of its obligations hereunder. Nothing in this Agreement, expressed or implied, will confer on any Person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Section 12.04 or in any other provision of this Agreement will prevent Sunrise from effectuating, or participating with another Person or Persons in, or will require the consent of any other parties, for Sunrise to effectuate, or participate with another Person or Persons in, a merger, consolidation, sale of all or substantially all of Sunrise’s assets, or a sale or issuance of any of Sunrise’s capital stock.
     12.05. Governing Law.
          All matters arising out of or relating to this Agreement will be construed in accordance with and governed by the internal laws of the State of Delaware.

     12.06. Resolution of Disputes.
          All claims, action, suits, hearings, investigations or proceedings relating to or arising under or in connection with this Agreement or any of the Transaction Documents (collectively, the “Litigation”) must be brought only in the federal or state courts located in the State of Delaware, which will have exclusive jurisdiction to resolve any Litigation, which each party irrevocably consents to the jurisdiction thereof for any Litigation. To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement. Each party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Litigation in any Delaware court. Each party hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of any inconvenient forum to the maintenance of such Litigation in any such court. Each party hereby irrevocably and unconditionally agrees that service of process in connection with any Litigation arising under or in connection with this Agreement may be made upon such party by prepaid certified or registered mail directed to such party at the address specified in Section 12.01 hereof. Service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.
     12.07. Severability.
          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the extent possible. The parties intend that each representation and each warranty contained in this Agreement shall have independent significance. Accordingly, except as otherwise expressly provided in this Agreement, nothing contained in any representation or warranty, or the fact that any representation or warranty may be more specific or less specific than any other representation or warranty, shall in any way limit, restrict or otherwise affect the scope, applicability or meaning of any other representation or warranty contained in this Agreement.
     12.08. Table of Contents; Headings.
          The table of contents and the headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     12.09. Counterparts; Effectiveness.
          This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each party hereto will have received counterparts hereof signed by all of the other parties hereto. This Agreement may be executed through delivery of duly executed signature pages by facsimile or electronic mail.
     12.10. WAIVER OF JURY TRIAL.
          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     12.11. Entire Agreement.
          This Agreement, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.
     12.12. Specific Performance.
          The Principal Stockholders and the Company agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that Sunrise will be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.
     12.13. Principal Stockholders’ Representative.
          (a) Principal Stockholders hereby appoint KRG Capital Management, L.P., as the Principal Stockholders’ Representative, and the Principal Stockholders’ Representative hereby accepts such appointment, as attorney-in-fact, authorized and empowered to act, for and on behalf of all of the Principal Stockholders, in connection with this Agreement as it relates to the Principal Stockholders generally, and such other matters as are reasonably necessary for the consummation of the transactions contemplated by this Agreement, including (i) to administer and resolve any disputes or compromise on their behalf with Sunrise any claims asserted hereunder or under the Escrow Agreement, including any claims with respect to indemnification, (ii) to execute and deliver on behalf of the Principal Stockholders any documents or agreements contemplated by or necessary or desirable in connection with this Agreement, including the Escrow Agreement and (iii) to take such further actions such as coordinating and administering post-Closing matters related to the rights and obligations of the Principal Stockholders under this Agreement, including post-Closing matters under the Escrow Agreement, and to take any such further actions as the Principal Stockholders’ Representative deems reasonably necessary in connection with coordinating and administering such post-Closing matters on behalf of the Principal Stockholders, in the Principal Stockholders’ Representative’s sole discretion, including amending or waiving provisions of this Agreement if such action does not treat equity holders of the Principal Stockholders differently and disproportionately, employ legal counsel, accountants and other professionals if necessary or advisable to carry out the duties of the Principal Stockholders’ Representative, and receive notices, communications and deliveries on behalf of the Principal Stockholders. Without limiting the generality of the preceding sentence, the Principal Stockholders acknowledge and agree that whenever (A) a consent of the Principal Stockholders is required or permitted under this Agreement or the Escrow Agreement, only the consent of the Principal Stockholders’ Representative shall be required to be obtained to make such consent effective as to all Principal Stockholders, (B) a selection, designation or other decision is to be made by the Principal Stockholders pursuant to this Agreement or the Escrow Agreement, the selection, designation or decision of the Principal Stockholders’ Representative shall be final and binding on all the Principal Stockholders and (C) any document or other item is required to be delivered to the Principal Stockholders pursuant to this Agreement or the Escrow Agreement, such delivery shall be deemed effective if sent to the Principal Stockholders’ Representative. The power of attorney contemplated hereby shall terminate only when the duties of the Principal Stockholders’ Representative have been fully performed or upon resignation or removal as provided below, and shall be deemed coupled with an interest.
          (b) Principal Stockholders’ Representative may resign as Principal Stockholders’ Representative by giving no less than thirty (30) days’ prior written notice to the parties hereto. Principal Stockholders’ Representative may be removed with or without cause at any time and from time to time by the unanimous vote of the Principal Stockholders. If Principal Stockholders’ Representative resigns or is removed as Principal Stockholders’ Representative, the successor Principal Stockholders’ Representative (“Successor Representative”) shall be selected by the KRG Stockholders, with the consent of the ACS Stockholder. The Successor Representative shall become Principal Stockholders’ Representative hereunder upon the date specified in the resignation letter (such date being at least thirty (30) days after the date of the notice of resignation) or upon the effectiveness of the removal of Principal Stockholders’ Representative, and shall be entitled to resign and appoint a successor, and shall be subject to removal, on the same terms and conditions as the initial Principal Stockholders’ Representative. After the resignation or removal of Principal Stockholders’ Representative as Principal Stockholders’ Representative, the provisions of this Section 12.13 shall inure to his or her benefit as to any actions taken or omitted to be taken by him or her while he or she was Principal Stockholders’ Representative.
          (c) Each Principal Stockholder irrevocably appoints Principal Stockholders’ Representative as such Principal Stockholder’s lawful agent, for and in such Principal Stockholder’s behalf, to accept and acknowledge service of, and upon whom may be served, all necessary processes in any action, suit or proceeding arising under this Agreement that may be had or brought against such Principal Stockholder’s successors or assigns, in any court of competent jurisdiction, such service of process or notice to have the same force and effect as if served upon each and every Principal Stockholder.
          (d) Each Principal Stockholders’ Representative and Successor Representative shall act in the best interests of the Principal Stockholders as such person shall in good faith determine. Each Principal Stockholders’ Representative and Successor Representative shall have no liability to any Principal Stockholder for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Person. Except as otherwise contemplated hereunder, each Principal Stockholders’ Representative and Successor Representative shall be entitled to rely, as being binding upon each Principal Stockholder, upon any document or other paper believed by such Principal Stockholders’ Representative or Successor Representative (as the case may be) to be genuine and correct and to have been signed by such Principal Stockholder, and such Principal Stockholders’ Representative or Successor Representative (as the case may be) shall not be liable to any Principal Stockholder for any action taken or omitted to be taken thereby in such reliance.
          (e) All costs and expenses incurred by each Principal Stockholders’ Representative and Successor Representative while acting on behalf of the Principal Stockholders under the authorization granted in this Section 12.13 shall be borne by the Principal Stockholders. The Principal Stockholders shall indemnify each Principal Stockholders’ Representative and Successor Representative in an amount and of such character as such Principal Stockholders’ Representative or Successor Representative (as the case may be) shall reasonably require to institute or defend any action or legal proceeding involving any matter referred to in this Agreement, including any and all claims, losses, liabilities, costs, judgments, attorneys’ fees and other expenses of every kind and nature whatsoever in relation thereto.
          (f) Notwithstanding anything herein to the contrary, each Principal Stockholder hereby acknowledges that none of Sunrise, Merger Sub, the Surviving Corporation or the Company shall have any responsibility or obligation whatsoever to any such Principal Stockholder or other Stockholder or to any other Person with respect to or arising out of any actions taken or inaction by the Principal Stockholders’ Representative.
          (g) Sunrise shall have the right to rely conclusively upon all actions taken or omitted to be taken by the Principal Stockholders’ Representative pursuant to this Agreement and any instrument, agreement or document relating hereto or thereto, all of which actions or omissions shall be legally binding on all the Principal Stockholders. Any payment made by Sunrise or the Escrow Agent to the Principal Stockholders’ Representative for the benefit of the Stockholders shall be deemed to be a valid payment as if made directly to the Stockholders and no Stockholder may thereafter address Sunrise or the Surviving Corporation (or their Affiliates) or the Escrow Agent seeking such payment or any portion thereof.
     12.14. No Third Party Beneficiary.
          This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto any rights or remedies hereunder, except that the parties hereto agree and acknowledge that the agreements and covenants contained in Article 10 are intended for the benefit of the Indemnified Parties referred to therein (each such Person, a “Third Party Beneficiary”), and that each such Third Party Beneficiary, although not a party to this Agreement, shall be and is hereby constituted a direct and irrevocable third-party beneficiary of the agreements and covenants contained in Article 10 and shall have the right to enforce such agreements and covenants against the applicable party thereto in all respects fully and to the same extent as if such Third Party Beneficiary were a party hereto. Notwithstanding the foregoing, this Agreement (including but not limited to Article 10) may be amended or waived by Sunrise and Principal Stockholders’ Representative at any time and from time to time in accordance with Section 12.02 and any such amendment or waiver shall be fully effective with respect to the rights of the Third Party Beneficiaries under Article 10.
[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

SUNRISE: SUNRISE SENIOR LIVING, INC.
By:	/s/ Bradley B. Rush
	Name:	Bradley B. Rush
	Title:	Chief Financial Officer

MERGER SUB: SSLI-06 MERGER SUB, INC.
By:	/s/ Bradley B. Rush
	Name:	Bradley B. Rush
	Title:	Chief Financial Officer

KRG STOCKHOLDERS:

KRG CAPITAL FUND II, L.P.
KRG CAPITAL FUND II (FF), L.P.
KRG CAPITAL FUND II (PA), L.P.

By: KRG Capital Management, L.P., its general partner

By: KRG Capital, LLC, its general partner

By:	/s/ Charles R. Gwirtsman
	Name:	Charles R. Gwirtsman
	Title:	Managing Director

KRG CO-INVESTMENT, L.L.C. By: Capital Resources Growth, Inc., its managing member
By:	/s/ Charles R. Gwirtsman
	Name:	Charles R. Gwirtsman
	Title:	President

PRINCIPAL STOCKHOLDERS’ REPRESENTATIVE: KRG CAPITAL MANAGEMENT, L.P. By: KRG Capital, LLC, its general partner
By:	/s/ Charles R. Gwirtsman
	Name:	Charles R. Gwirtsman
	Title:	Managing Director

ACS STOCKHOLDER: AMERICAN CAPITAL STRATEGIES, LTD.
By:	/s/ Darin Winn
	Name:	Darin Winn
	Title:	Senior Vice President

THE COMPANY: TRINITY HOSPICE, INC.
By:	/s/ Steve Neumann
	Name:	Steve Neumann
	Title:	Vice President

ANNEX I
DEFINITIONS
     Each of the following terms is defined as follows:
     “2005 Trinity Balance Sheet” is defined in Section 4.07.
     “2006 Budget” means the operating budget of the Acquired Companies as previously delivered to Sunrise.
     “Accounts Receivable” means all accounts receivable, trade receivables, book debts and other forms of obligations belonging or owing to an Acquired Company arising out of services rendered, goods sold or property leased by such Acquired Company, billed or unbilled, and all monies due or to become due to any Acquired Company under all Contracts for the performance of services or the sale of goods or both by such Acquired Company, billed or unbilled, including such obligations which remain outstanding at the time of determination reflected in the Financial Statements and such obligations existing as of the Closing Date.
     “Acquired Companies” means the Company and the subsidiaries of the Company listed on Annex II hereto. When referring to periods beginning at or after the Effective Time, the term “Acquired Companies” includes the Surviving Corporation.
     “ACS Stockholder” is defined in the Preamble.
     “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.
     “Agreement” is defined in the Preamble.
     “Anti-Kickback Statute” is defined in Section 4.28(f).
     “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
     “Appraisal Notice” is defined in Section 7.01(b).
     “Appraisal Shares” is defined in Section 3.02.
     “Approvals” means franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, certificates, Orders (as defined herein) and approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to possess any such Approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     “Books and Records” means all books of account and other books, accounts receivable information, credit history, customer records, personnel records, financial records and other business and legal records of every kind whatsoever pertaining to the Business or any of the employees of the Acquired Companies.
     “Business” means the business of the Acquired Companies, including, managing or operating the Programs.
     “Business Day” means any day except Saturday, Sunday and any legal holiday or a day on which banking institutions in New York City, New York, generally are authorized or required by law or other governmental actions to close.
     “Certificate of Merger” is defined in Section 2.02.
     “Certificates” is defined in Section 3.05(c).
     “Charter” means the certificate of incorporation, articles of incorporation or articles of organization, as applicable, of a corporation.
     “Charter Amendment” means the amendments to the Company’s Charter, including the certificates of designation of the Company Preferred Stock, that were implemented by the Company on the date hereof (prior to the execution and delivery of this Agreement) for purposes of effectuating the Merger and the other Contemplated Transactions.
     “Class I Preferred Stock” means Class I Senior Redeemable Preferred Stock, par value $0.001 per share, of the Company.
     “Class I Preferred Stock Liquidation Value” means the aggregate cash amount (including accrued dividends) required to liquidate all Class I Preferred Stock as of the Closing Date pursuant to the certificate of designation for the Class I Preferred Stock, as amended by the Charter Amendment.
     “Class II Preferred Stock” means Class II Senior Redeemable Preferred Stock, par value $0.001 per share, of the Company.
     “Class II Preferred Stock Liquidation Value” means the aggregate cash amount (including accrued dividends) required to liquidate all Class II Preferred Stock as of the Closing Date pursuant to the certificate of designation for the Class II Preferred Stock, as amended by the Charter Amendment.
     “Class A Common Stock” means Class A Common Stock, par value $0.001 per share, of the Company.
     “Class A-1-A1 Preferred Liquidation Value” means the aggregate cash amount (including accrued dividends) required to liquidate all Class A-1-A1 Preferred Stock as of the Closing Date pursuant to the certificate of designation for the Class A-1-A1 Preferred Stock, as amended by the Charter Amendment.

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     “Class A-1-A1 Preferred Stock” means Class A-1-A1 Redeemable Preferred Stock, par value $0.001 per share, of the Company.
     “Class A-1-A2 Preferred Liquidation Value” means the aggregate cash amount (including accrued dividends) required to liquidate all Class A-1-A2 Preferred Stock as of the Closing Date pursuant to the certificate of designation for the Class A-1-A2 Preferred Stock, as amended by the Charter Amendment.
     “Class A-1-A2 Preferred Stock” means Class A-1-A2 Redeemable Preferred Stock, par value $0.001 per share, of the Company.
     “Class A-1-B1 Preferred Liquidation Value” means the aggregate cash amount (including accrued dividends) required to liquidate all Class A-1-B1 Preferred Stock as of the Closing Date pursuant to the certificate of designation for the Class A-1-B1 Preferred Stock, as amended by the Charter Amendment.
     “Class A-1-B1 Preferred Stock” means Class A-1-B1 Redeemable Preferred Stock, par value $0.001 per share, of the Company.
     “Class A-1-B2 Preferred Liquidation Value” means the aggregate cash amount (including accrued dividends) required to liquidate all Class A-1-B2 Preferred Stock as of the Closing Date pursuant to the certificate of designation for the Class A-1-B2 Preferred Stock, as amended by the Charter Amendment.
     “Class A-1-B2 Preferred Stock” means Class A-1-B2 Redeemable Preferred Stock, par value $0.001 per share, of the Company.
     “Class B Common Stock” means Class B Common Stock, par value $0.001 per share, of the Company.
     “Class B-1 Preferred Liquidation Value” means the aggregate cash amount (including accrued dividends) required to liquidate all Class B-1 Preferred Stock as of the Closing Date pursuant to the certificate of designation for the Class B-1 Preferred Stock, as amended by the Charter Amendment.
     “Class B-1 Preferred Stock” means Class B-1 Contingent Convertible Preferred Stock, par value $0.001 per share, of the Company.
     “Closing” is defined in Section 2.02.
     “Closing Date” is defined in Section 2.02.
     “Closing Date Statement” is defined in Section 3.08(b).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commercially Reasonable Efforts” means efforts which are designed to enable a party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the

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Contemplated Transactions and which do not require the performing party to expend any funds or assume Liabilities other than expenditures and Liabilities which are customary and reasonable in nature and amount in the context of the Contemplated Transactions.
     “Company” is defined in the Preamble.
     “Company Capital Stock” means the Company Common Stock and Company Preferred Stock.
     “Company Common Stock” means Class A Common Stock and the Class B Common Stock.
     “Company Preferred Stock” means Class A-1-A1 Preferred Stock, Class A-1-A2 Preferred Stock, Class A-1-B1 Preferred Stock, Class A-1-B2 Preferred Stock, Class B-1 Preferred Stock, Class I Preferred Stock and Class II Preferred Stock.
     “Company Stock Option” means the option or right to purchase Company Capital Stock granted under any Trinity Plan or otherwise.
     “Confidential Information” means any information (in whatever form, whether written, oral, electronic or otherwise) concerning the business and affairs of any Acquired Company, including all (i) confidential information and trade secrets of any Acquired Company; (ii) financial statements, cost reports or other financial information; (iii) information related to Medicare, Medicaid, licensing or regulatory compliance; (iv) business plans and training and operations methods and manuals; (v) personnel records; (vi) information concerning fee structures; and (vii) management systems, policies or procedures, including related forms and manuals.
     “Confidentiality Agreement” means the Confidentiality Agreement dated as of March 14, 2006, between Sunrise Senior Living Investments, Inc. and the Company.
     “Contemplated Transactions” means the Merger and the other transactions contemplated under this Agreement and the other Transaction Documents.
     “Continuing Plans” is defined in Section 7.09.
     “Contracts” means all contracts, commitments, understandings and agreements (whether oral or written).
     “Controlled Group” is defined in Section 4.12(c).
     “Customer Contracts” shall mean all contracts, agreements, orders and commitments with or to patients, hospitals, nursing homes, physicians or other parties for products or services provided by or to any Acquired Company entered into in the ordinary and usual course of conducting the Programs, including those set forth in Section 4.16(a) of the Disclosure Schedule hereto.

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     “D&O Tail Premium” shall mean the aggregate amount necessary to purchase “tail” insurance coverage for the period of three (3) years following the Closing Date (or such longer period, up to a maximum of six (6) years after the Closing Date as shall be requested in writing by the Company to Sunrise at least five (5) Business Days prior to the Closing Date) under the directors and officers liability insurance policy of the Company, as in effect as of the Closing Date.
     “Debt” with respect to any Person, means, at any time without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than ninety (90) days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all obligations of such Person as lessee under leases that are or should be capitalized in accordance with GAAP, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of interest rate or currency hedging agreements, (h) all obligations of such Person to guarantee any Debt, leases, dividends or other payment obligations and (i) all indebtedness and other payment obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.
     “DGCL” is defined in the Recitals.
     “Disclosure Schedule” means the disclosure schedule of the Principal Stockholders and the Company delivered to Sunrise in connection with this Agreement or the disclosure schedule of Sunrise delivered to the Principal Stockholders in connection with this Agreement, as the case may be.
     “DOJ” is defined in Section 7.05(b).
     “Effective Time” is defined in Section 2.02.
     “Employee Handbook” is defined in Section 4.17(c).
     “Employee Related Payments” means any bonuses paid or to be paid to management employees of the Company on or prior to the Closing Date for the fiscal year beginning January 1, 2006 through the Closing Date as set forth in Section I-5 of the Disclosure Schedule, excluding contingent bonuses in the aggregate amount of up to $375,000 to management employees of the Company which have been deferred and will be paid by the Principal Stockholders’ Representative to eligible management employees of the Company in accordance with the terms thereof.
     “Environmental Laws” means any applicable federal, state, provincial, local and foreign Law (including common law), treaty, judicial decision, regulation, rule, Order, Permit or governmental restriction or requirement or any agreement or Contract with any Governmental

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Entity, relating to human health and safety, the environment, Hazardous Substances, natural resources, or pollution.
     “Environmental Permits” means all Permits of Governmental Entities required under Environmental Laws for any Acquired Company to conduct its business and operations.
     “Equity Agreement” is defined in Section 7.14.
     “Equity Interests” means any capital stock, other equity interest, other ownership interest or any securities or other interests convertible into or exchangeable or exercisable for capital stock, other equity interests, or other ownership interests, or any other rights, warrants or options to acquire any of the foregoing securities or interests of or in any Person.
     “ERISA” is defined in Section 4.12(a).
     “Escrow Agent” is defined in Section 3.01(b).
     “Escrow Agreement” is defined in Section 3.01(b).
     “Escrow Amount” is defined in Section 3.01(b).
     “Estimated Working Capital” is defined in Section 3.08(a).
     “Exchange Fund” is defined in Section 3.05(b).
     “Existing Loans” is defined in Section 4.31.
     “Extended Termination Date” is defined in Section 11.01(b).
     “Final Working Capital” is defined in Section 3.08(b).
     “Final Working Capital Payment” is defined in Section 3.08(c).
     “Financial Statements” is defined in Section 4.07.
     “First Estimated Medicare Cap Liability Escrow Amount” is defined in Section 3.09(a).
     “FTC” is defined in Section 7.05(b).
     “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.
     “Government Programs” is defined in Section 4.28(a).
     “Governmental Entity” means any federal, state, municipal or local government and any court, tribunal, arbitral body, administrative agency, department, subdivision, entity, commission or other governmental, government appointed, quasi-governmental or regulatory authority, reporting entity or agency.

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     “Hazardous Substances” means any pollutant, contaminant, material, substance, waste or chemical, and including petroleum, its derivatives, by-products and other hydrocarbons and any substance which is regulated by, listed under, or for which Liability may be imposed under, any Environmental Laws.
     “HIPAA” is defined in Section 4.28(c).
     “HSR Act” is Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.
     “Indemnified Party” is defined in Section 10.01(d).
     “Indemnifying Party” is defined in Section 10.01(d).
     “Indemnity Cap” is defined in Section 10.03(b).
     “Indemnity Escrow Amount” means an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000).
     “Independent Accountants” means a nationally recognized accounting firm mutually acceptable to the Principal Stockholders’ Representative and Sunrise.
     “Intellectual Property Rights” means any right in any jurisdiction in any trademark, service mark, trade name, mask work, copyright, patent, software, software license, data base, invention, trade secret, know-how, confidential information, domain name (including in each case, any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.
     “Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.
     “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
     “June 2006 Trinity Balance Sheet” is defined in Section 4.07.
     “Knowledge” when used in reference to: (a) the KRG Stockholders means the actual awareness of a fact or other matter by Charles Gwirtsman, Steven Neumann or Jay Coughlon; (b) the Acquired Companies means (i) the actual awareness of a fact or other matter by Steven Plochocki, Dino Eliopoulos, Julie Collins, Sandra Petersen or Brian Reed, and (ii) such awareness as would be reasonably expected to be known by such persons in the ordinary and usual course of the performance of each such person’s respective duties to the Acquired Companies; and (c) ACS Stockholder means the actual awareness of a fact or other matter by Darin Winn or Kyle Bradford.
     “KRG II” is defined in the Preamble.
     “KRG II (FF)” is defined in the Preamble.

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     “KRG II (PA)” is defined in the Preamble.
     “KRG Co-Investment” is defined in the Preamble.
     “KRG Payments” means any payments due and owing to KRG Capital Management, L.P. under the Management Agreement, which payments shall not exceed $450,000 in the aggregate.
     “KRG Stockholder” and “KRG Stockholders” are defined in the Preamble.
     “Law” means any applicable foreign, federal, state or local law (including common law), statute, treaty, rule, directive, Medicare or Medicaid manual provision, Medicare or Medicaid contractual requirement, regulation, ordinances and similar provisions having the force or effect of law or an Order of any Governmental Entity (including all Environmental Laws).
     “Leased Real Property” is defined in Section 4.21(a).
     “Leases” is defined in Section 4.21(a).
     “Lenders” means the holders of the Existing Loans.
     “Liabilities” means liabilities, obligations or responsibilities of any nature whatsoever, whether direct or indirect, matured or unmatured, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost or expense.
     “Lien” means, with respect to any property or asset, any lien, security interest, mortgage, pledge, charge, claim, lease, agreement, right of first refusal, option, limitation on transfer or use or assignment or licensing, restrictive easement, charge or any other restriction of any kind, including any restriction on the ownership, use, voting, transfer, possession, receipt of income or other exercise of any attributes of ownership, in respect of such property or asset.
     “Litigation” is defined in Section 12.06.
     “Losses” means any losses, damages, deficiencies, Liabilities, assessments, fines, penalties, judgments, actions, claims, costs, disbursements, fees, expenses or settlements of any kind or nature, including legal, accounting and other professional fees and expenses.
     “Management Agreement” is defined in Section 7.14.
     “Manager” is defined in Section 7.14.
     “Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, operations, assets, Liabilities, properties, cash flows, results of operations or prospects of the Acquired Companies, taken as a whole, or (b) the ability of any Principal Stockholder or the Company to perform its obligations hereunder, including the consummation of the Contemplated Transactions; provided, however, that a Material Adverse

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Effect shall not include (i) changes in the United States or world financial markets or general economic conditions, except to the extent such changes or conditions disproportionately affect (relative to other participants in the industry in which the Acquired Companies operate) the Acquired Companies, taken as a whole, or (ii) effects arising out of the public announcement of this Agreement or the Contemplated Transactions.
     “Medicare Cap Liability” means the aggregate amount that the Medicare program determines, in accordance with Section 1814(i) of the Social Security Act and the regulations promulgated pursuant thereto, that the Programs operated by the Acquired Companies have exceeded their respective applicable Medicare hospice cap amount during the 2006 cap year (e.g., November 1, 2005 through October 31, 2006) up to and through the Closing Date, and any cap years prior thereto.
     “Medicare Cap Liability Escrow Amount” is defined in Section 3.09(b).
     “Merger” is defined in the Recitals.
     “Merger Consideration” is defined in Section 3.01(a).
     “Merger Consideration and Other Payment Calculation Statement” is defined in Section 3.01(f).
     “Merger Sub” is defined in the Preamble.
     “Merger Sub Common Stock” is defined in Section 3.04.
     “Mortgage Reserves” means all amounts held in escrow, impound or similar accounts by the lender under any Existing Loans for taxes, insurance, capital expenditures, debt service or other reserves funded by any Acquired Company or their respective Affiliates (to the extent the same shall not have been applied by the lender thereunder).
     “Multiemployer Plan” is defined in Section 4.12(e).
     “New Disclosure” is defined in Section 7.03(b).
     “Nonsolicitation Agreement” is defined in Section 7.11.
     “Notice of Loss” is defined in Section 10.01(d).
     “Operating Licenses” means the Permits required by state health departments or comparable Governmental Entities in order to establish or operate any Programs, all Medicare and Medicaid provider agreements and certifications, and all certificates of need or certificates of authority required by state health planning agencies or comparable Governmental Entities to operate any Program.
     “Order” means any judgment, writ, decree, award, compliance agreement, injunction, ruling, decision, or judicial or administrative order and determination of any Governmental Entity or arbitrator.

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     “Ordinary Course of Business” means (i) with respect to any Person, other than the Acquired Companies, the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) of the relevant Person and (ii) with respect to the Acquired Companies, the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) in a manner consistent in all material respects with the 2006 Budget.
     “Other Tail Insurance Premiums” means an amount equal to the D& O Tail Premium plus an amount equal to insurance premiums for “tail” coverage for the other claims made policies of the Acquired Companies, which amounts shall not exceed $430,000 in the aggregate.
     “Paying Agent” is defined in Section 3.05(a).
     “Permits” means licenses, certificates, consents, orders, franchises, permits, approvals or other similar authorizations.
     “Permitted Liens” means (a) liens for Taxes, assessments, governmental charges, or claims which are being contested in good faith by appropriate actions and which are specifically identified in Section I-10 of the Disclosure Schedule, (b) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including contractual landlords’ liens) arising in the Ordinary Course of Business and with respect to amounts not yet delinquent and being contested in good faith by appropriate proceedings, (c) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security; and (d) liens that do not singly or in the aggregate with such other items materially detract from the value of the property subject thereto or materially detract therefrom or interfere with the use of the property subject thereto in the Ordinary Course of Business.
     “Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.
     “Pre-Closing Partial Tax Period” means the portion of any Straddle Period beginning before and ending on the Closing Date.
     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
     “Prepayment Fees” means the charges, fees, penalties and payments that accrue as a direct result of prepayment of the Existing Loans, but shall exclude the outstanding principal balances of the Existing Loans and all accrued and unpaid interest thereon or other amounts not constituting so-called prepayment fees, breakage, yield maintenance or charges owing thereunder.
     “Prime Rate” means the rate that Citibank, N.A. (or any successor entity) publishes from time to time as its prime lending rate, as in effect from time to time.
     “Principal Stockholder” and “Principal Stockholders” are defined in the Preamble.

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     “Principal Stockholder Indemnified Party” and “Principal Stockholder Indemnified Parties” are defined in Section 10.01(c).
     “Principal Stockholders’ Representative” is defined in the Preamble.
     “Program” means any program operated by any of the Acquired Companies which provides hospice services.
     “Proposed Final Working Capital” is defined in Section 3.08(b).
     “Release Agreement” is defined in Section 7.11.
     “Released” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances.
     “Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Substances.
     “Section 262” is defined in Section 3.02.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Stark Law” is defined in Section 4.28(d).
     “Stock Option Plan” is defined in Section 3.03(a).
     “Stockholder” means a holder of issued and outstanding shares of Company Capital Stock as of immediately prior to the Effective Time.
     “Stockholder Approval” is defined in Section 4.29.
     “Stockholder Charter Amendment Approval” is defined in Section 4.05(b).
     “Stockholders Agreement” is defined in Section 7.14.
     “Straddle Period” means any taxable period that begins before and ends after the Closing Date.
     “Strategic Transaction” is defined in Section 7.13(a).
     “Successor Representative” is defined in Section 12.13(b).
     “Sunrise” is defined in the Preamble.

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     “Sunrise Indemnified Party” and “Sunrise Indemnified Parties” are defined in Section 10.01(a).
     “Sunrise Material Adverse Effect” means a material adverse effect on Sunrise and its Affiliates, taken as a whole, that would materially impair or delay the ability of Sunrise to perform its obligations hereunder, including the consummation of the Merger and the other Contemplated Transactions.
     “Sunrise Representatives” is defined in Section 7.02.
     “Superior Proposal” is defined in Section 7.13(b).
     “Survival Period” is defined in Section 10.02.
     “Surviving Corporation” is defined in Section 2.01.
     “Takeover Statute” is defined in Section 4.33.
     “Tax” means (a) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (b) Liability for the payment of any amount of the type described in clause (a) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which Liability to a taxing authority is determined or taken into account with reference to the Liability of any other Person, and (c) Liability for the payment of any amount as a result of being party to any tax sharing agreement (or any similar contract or arrangement) or with respect to the payment of any amount of the type described in clause (a) or (b) as a result of any existing express obligation (including an indemnification obligation).
     “Tax Benefit” is defined in Section 10.03(h).
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Termination Date” is defined in Section 11.01(b).
     “Third Party Beneficiary” is defined in Section 12.14.
     “Third Party Claim” is defined in Section 10.01(e).
     “Threshold Amount” is defined in Section 10.03(a).
     “Transaction Documents” means this Agreement, the Escrow Agreement, the Release Agreements, the Nonsolicitation Agreements and any other agreement or certificate delivered in

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connection with this Agreement, the Escrow Agreement, the Release Agreements or the Nonsolicitation Agreements.
     “Transaction Expenses” means all costs, fees and expenses incurred (whether or not invoiced) by the Acquired Companies in connection with the Agreement, the Merger and the other Contemplated Transactions, including fees and expenses of advisors, investment bankers, lawyers and accountants arising out of, relating to or incidental to the discussion, evaluation, financing, negotiation and documentation of the Merger and the other Contemplated Transactions (including amounts payable to Blank Rome LLP and PriceWaterhouseCoopers).
     “Transfer Taxes” is defined in Section 12.03.
     “Transmittal Letter” is defined in Section 3.05(c).
     “Trinity 401(k) Plan” means Trinity Hospice, LLC 401(k) Plan.
     “Trinity Balance Sheet Date” is defined in Section 4.07.
     “Trinity Employees” is defined in Section 4.12(a).
     “Trinity Plan” is defined in Section 4.12(a).
     “Trinity Representatives” is defined in Section 7.13(a).
     “Working Capital” means working capital (total current assets less current liabilities, other than the Medicare Cap Liability and income taxes receivable which shall not be included for purposes of calculating working capital) of the Acquired Companies on a consolidated basis. An illustration of the calculation of Working Capital as of June 30, 2006, is attached to Section I-13 of the Disclosure Schedule.

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ANNEX II
ACQUIRED COMPANIES
Trinity Hospice, Inc.
Trinity Hospice L.L.C.
Trinity Hospice — New Season, LLC
Trinity Hospice — Castle Peak Holdings, LLC
Trinity Hospice — Castle Peak, LP
Mercy Hospice, Inc.
Trinity Hospice of Tennessee, Inc.
Hospice of the Heartland, L.L.C.
Pennsylvania Trinity Hospice, L.L.C.
Trinity Hospice of Phoenix, L.L.C.
Trinity Hospice of Kansas, LLC
Trinity Hospice of Baton Rouge, LLC
Trinity Hospice of Mississippi, LLC
Trinity Hospice of Missouri, L.L.C.
Trinity Hospice of Greater New Orleans, LLC